UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__)
Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
LYELL IMMUNOPHARMA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

LYELL IMMUNOPHARMA, INC.
201 Haskins Way
South San Francisco, CA 94080
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 8, 2022
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Lyell Immunopharma, Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held on Wednesday, June 8, 2022 at 8:30 a.m. Pacific Time. In light of public health concerns regarding the ongoing COVID-19 pandemic, to protect the health and safety of our stockholders and employees and to facilitate stockholder participation in the Annual Meeting, the Annual Meeting this year will be held virtually through a live webcast at www.virtualshareholdermeeting.com/LYEL2022. You will not be able to attend the Annual Meeting in person. The Annual Meeting will be held for the following purposes:
1.
To elect the three (3) Class I director nominees named in the accompanying proxy statement (the “Proxy Statement”), to serve terms of three years through the third annual meeting of stockholders following this Annual Meeting and until, in each case, a successor has been elected and qualified, or until such director’s earlier death, resignation or removal.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.
3.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
You will be able to attend the Annual Meeting, submit questions and vote during the live webcast by visiting www.virtualshareholdermeeting.com/LYEL2022 and entering the 16-digit Control Number included in your proxy card, voting instruction form, or in the instructions that you received via email. Please refer to the additional logistical details and recommendations in the Proxy Statement. You may log-in beginning at 8:15 a.m. Pacific Time on Wednesday, June 8, 2022.
The record date for the Annual Meeting is April 12, 2022. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held
on June 8, 2022 at 8:30 a.m. Pacific Time at www.virtualshareholdermeeting.com/LYEL2022.
The Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com

By Order of the Board of Directors

Heather Turner
Chief General Counsel and Corporate Secretary
South San Francisco, California
April 28, 2022

You are cordially invited to attend the Annual Meeting online. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy or voting instruction form, or vote over the telephone or the internet as instructed in these materials, as promptly as possible to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote your shares online at the Annual Meeting by clicking on the “Cast Your Vote” link in the meeting center.

LYELL IMMUNOPHARMA, INC.
201 Haskins Way
South San Francisco, CA 94080
PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

June 8, 2022
MEETING AGENDA
Proposals	Page	Voting Standard for Approval	Board Recommendation
Election of Directors	6
Plurality of the votes of the shares present in person, by remote communication or represented by proxy duly authorized at the Annual Meeting and entitled to vote in the election of directors. Only votes “For” will affect the outcome of the vote; “withhold” votes will have no effect on the outcome of the vote.
			“For” each named director nominee

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022	20
Affirmative vote of the holders of a majority of the voting power of the shares present in person, by remote communication or represented by proxy at the Annual Meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes) on this matter.
			“For”
i

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING	1
Why am I receiving these materials?	1
How do I attend the Annual Meeting?	1
Who can attend the Annual Meeting?	1
What if I cannot find my Control Number?	1
Will a list of record stockholders as of the record date be available?	1
Where can I get technical assistance?	1
For the Annual Meeting, how do I ask questions of management and the Board of Directors?	1
Who can vote at the Annual Meeting?	2
What am I voting on?	2
What if another matter is properly brought before the meeting?	2
How do I vote?	2
How many votes do I have?	3
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?	3
If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?	3
Who is paying for this proxy solicitation?	4
What does it mean if I receive more than one set of proxy materials?	4
Can I change my vote after submitting my proxy?	4
When are stockholder proposals due for next year’s annual meeting?	4
How are votes counted?	4
What are “broker non-votes”?	5
How many votes are needed to approve each proposal?	5
What is the quorum requirement?	5
How can I find out the results of the voting at the Annual Meeting?	5
What proxy materials are available on the internet?	5
PROPOSAL 1 ELECTION OF DIRECTORS	6
Nominees to the Board of Directors	6
Continuing Directors	8
INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	10
Independence of the Board of Directors	10
Board Leadership Structure	10
Role of the Board in Risk Oversight	10
Meetings of the Board of Directors	11
Information Regarding Committees of the Board of Directors	11
Audit Committee	11
Report of the Audit Committee of the Board of Directors	13
Compensation Committee	14
Compensation Committee Processes and Procedures	14
Compensation Committee Interlocks and Insider Participation	15
Nominating and Corporate Governance Committee	15
Board Membership Criteria	17
Board Diversity	17
Stockholder Engagement and Communications with the Board Of Directors	18
Code of Ethics	18
Corporate Governance Guidelines	19
Prohibitions on Hedging, Pledging and Short-Term Speculative Transactions	19
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	20
ii

iii

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
We have sent you these proxy materials because the Board of Directors of Lyell Immunopharma, Inc. (sometimes referred to as the “Company” or “Lyell”) is soliciting your proxy to vote at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the meeting. You are invited to attend the Annual Meeting online to vote on the proposals described in this proxy statement (the “Proxy Statement”). However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card or voting instruction form, or follow the instructions below to submit your proxy over the telephone or through the internet.
We intend to mail these proxy materials on or about April 28, 2022 to all stockholders of record entitled to vote at the Annual Meeting.
How do I attend the Annual Meeting?
In light of public health concerns regarding the COVID-19 pandemic, to protect the health and safety of our stockholders and employees and to facilitate stockholder participation in the Annual Meeting, the Annual Meeting this year will be held virtually through a live webcast at www.virtualshareholdermeeting.com/LYEL2022. You will not be able to attend the Annual Meeting in person. If you attend the Annual Meeting online, you will be able to vote and submit questions.
Who can attend the Annual Meeting?
You are entitled to attend the Annual Meeting if you were a stockholder as of the close of business on April 12, 2022, the record date. To be admitted to the Annual Meeting, you will need to visit www.virtualshareholdermeeting.com/LYEL2022 and enter the 16-digit Control Number found next to the label “Control Number” on your proxy card or voting instruction form, or in the email sending you the Proxy Statement. If you are a beneficial stockholder, you should contact the bank, broker or other institution where you hold your account well in advance of the meeting if you have questions about obtaining your control number or proxy to vote.
Whether or not you participate in the Annual Meeting, it is important that you vote your shares.
We encourage you to access the Annual Meeting before it begins. Online check-in will start at 8:15 a.m. Pacific Time on Wednesday, June 8, 2022, approximately 15 minutes before the meeting begins.
What if I cannot find my Control Number?
Please note that if you do not have your Control Number, you will still be able to login as a guest. To view the meeting webcast, visit www.virtualshareholdermeeting.com/LYEL2022 and register as a guest. If you log in as a guest, you will not be able to vote your shares or ask questions during the meeting.
Will a list of record stockholders as of the record date be available?
A list of our record stockholders as of the close of business on the record date will be made available to stockholders during the Annual Meeting at www.virtualshareholdermeeting.com/LYEL2022.
In addition, for the ten days prior to the Annual Meeting, the list will be available for examination by any stockholder of record for a legally valid purpose at our principal executive offices at the address listed above. Stockholders may also request to view a list of stockholders of record for the ten days prior to the Annual Meeting by sending an email to ir@lyell.com.
Where can I get technical assistance?
If you have difficulty accessing the meeting, please call 1-844-986-0822 (toll-free) or 1-303-562-9302 (international). Technicians will be available to help you.
For the Annual Meeting, how do I ask questions of management and the Board of Directors?
We plan to have a Q&A session at the Annual Meeting and will include as many stockholder questions as the allotted time permits. Stockholders may submit questions that are relevant to our business during the meeting through www.virtualshareholdermeeting.com/LYEL2022.

Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on April 12, 2022 will be entitled to vote at the Annual Meeting. On the record date, there were 247,109,683 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on April 12, 2022, your shares were registered directly in your name with Lyell’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online at the Annual Meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card, vote by proxy over the telephone or vote by proxy through the internet to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on April 12, 2022, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. You may vote prior to the meeting by logging in with the Control Number on your voting instruction form at www.proxyvote.com. You may also access the Annual Meeting and vote during the meeting by logging in with your Control Number at www.virtualshareholdermeeting.com/LYEL2022.
What am I voting on?
There are two matters scheduled for a vote:
•	Election of three (3) Class 1 directors (Proposal 1); and
•	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal 2).
What if another matter is properly brought before the meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
For Proposal 1, you may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For Proposal 2, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, vote by proxy through the internet or vote online at the meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote at the meeting even if you have already voted by proxy.
•
To vote during the Annual Meeting, if you are a stockholder of record as of the record date, follow the instructions at www.virtualshareholdermeeting.com/LYEL2022. You will need to enter the 16-digit Control Number found on your proxy card or in the email sending you the Proxy Statement.

•
To vote prior to the Annual Meeting (until 11:59 p.m. Eastern Time on June 7, 2022), you may vote via the internet at www.proxyvote.com, by telephone or by completing and returning the proxy card, as described below.

•
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•
To vote over the telephone, dial the number provided on the enclosed proxy card using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and Control Number from your proxy card. Your telephone vote must be received by 11:59 p.m. Eastern Time on June 7, 2022 to be counted.

•
To vote through the internet prior to the Annual Meeting, go to www.proxyvote.com and follow the instructions to submit your vote on an electronic proxy card. You will be asked to provide the company number and Control Number from the enclosed proxy card. Your internet vote must be received by 11:59 p.m. Eastern Time on June 7, 2022 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from us. To vote prior to the Annual Meeting, simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank or by logging in with the Control Number on your voting instruction form at www.proxyvote.com. You may also access and vote at the Annual Meeting by logging in with your Control Number on your voting instruction form at www.virtualshareholdermeeting.com/LYEL2022.
Internet proxy voting will be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of April 12, 2022.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or online at the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all three nominees for director and “For” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. Under the rules of the New York Stock Exchange (“NYSE”), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. All brokers registered as members with the NYSE are subject to NYSE Rules and, accordingly, the NYSE Rules apply to the voting of all shares held in a brokerage account, including shares of a company like ours listed on Nasdaq. In this regard, Proposal 1 is considered to be “non-routine” under NYSE rules, meaning that your broker may not vote your shares on this proposal in the absence of your voting instructions. However, Proposal 2 is considered to be a “routine” matter under NYSE rules, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2.
If you are a beneficial owner of shares held in street name, and you do not plan to attend the Annual Meeting, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one set of proxy materials?
If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the internet.
•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 201 Haskins Way, South San Francisco, CA 94080.
•	You may attend the Annual Meeting and vote online. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.
When are stockholder proposals due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 29, 2022 to our Corporate Secretary at 201 Haskins Way, South San Francisco, CA 94080. However, if our 2023 Annual Meeting of Stockholders is not held between May 9, 2023 and July 8, 2023, then the deadline will be a reasonable time prior to the time that we begin to print and mail our proxy materials.
If you wish to submit a proposal (including a director nomination) at our 2023 Annual Meeting of Stockholders that is not to be included in next year’s proxy materials, you must do so by not earlier than 5:00 p.m. Pacific Time on February 8, 2023 and not later than 5:00 p.m. Pacific Time on March 10, 2023, provided, however, that if our 2023 Annual Meeting of Stockholders is not held between May 9, 2023 and July 8, 2023, your proposal must be submitted not earlier than the close of business on the 120th day prior to our 2023 Annual Meeting of Stockholders and not later than the close of business on the 90th day prior to our 2023 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of such meeting is first made. You are advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
The proxy solicited by our Board of Directors for the 2023 Annual Meeting will confer discretionary voting authority with respect to (i) any proposal presented by a stockholder at that meeting for which we have not been provided with timely notice and (ii) any proposal made in accordance with our bylaws, even if the 2023 proxy statement briefly describes the matter and how management proxy holders intend to vote on it, if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”).
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, with respect to Proposal 2, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions and broker non-votes will have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine” under NYSE rules, the broker, bank or other such agent cannot vote the shares. These un-voted shares are counted as “broker non-votes.” Proposal 1 is considered to be “non-routine” under NYSE rules, and we therefore expect broker non-votes to exist in connection with Proposal 1.
As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
How many votes are needed to approve each proposal?
For the election of directors, the three nominees receiving the most “For” votes from the holders of shares present by remote communication or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome of the vote. “Withhold” votes and broker non-votes will have no effect on the outcome.
To be approved, Proposal 2, ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, must receive “For” votes from the holders of a majority of the voting power of the shares present by remote communication or represented by proxy at the meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes) on this matter. Accordingly, abstentions will have no effect. Broker non-votes, if any, will have no effect.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting by remote communication or represented by proxy. As noted above, on the record date, there were 247,109,683 shares of common stock outstanding and entitled to vote.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting by remote communication or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
What proxy materials are available on the internet?
The Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

Proposal 1

Election of Directors
Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term, the terms of office of the respective classes expiring in successive years. Vacancies on the Board of Directors may be filled by the affirmative vote of a majority of the directors then in office. A director elected by the Board of Directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
The Board of Directors presently has nine members. There are three directors in Class I whose term of office expires in 2022. Messrs. Bishop and Nelsen and Ms. Friedman were elected as members of our Board of Directors prior to our initial public offering, pursuant to a voting agreement entered into with certain of our stockholders that terminated upon completion of our initial public offering in June 2021. Each of the nominees listed below is a current director who was nominated by the Board of Directors at the recommendation of the Nominating and Corporate Governance Committee. If elected at the Annual Meeting, each of these nominees would serve until the 2025 annual meeting and until his or her successor has been duly elected and qualified or, if sooner, until the director’s death, resignation or removal. It is our policy to encourage directors and nominees for director to attend the Annual Meeting. There was no annual meeting of stockholders in 2021.
Directors are elected by a plurality of the votes of the holders of shares present in person, by remote communication or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.
Nominees to the Board of Directors
The nominees and their ages as of March 31, 2022, the class in which they are being nominated, positions and length of board service are provided in the table below. Additional biographical descriptions of each nominee are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of each of our nominees that led to the conclusion that each director should serve as a member of our Board of Directors at this time.
Name of Director Nominee	Class	Age	Position	Director Since
Hans Bishop(1)	I	57	Director	August 2018
Catherine Friedman(2)(3)	I	61	Director	August 2018
Robert Nelsen(4)	I	58	Director	September 2018
(1)	Member of the Nominating and Corporate Governance Committee
(2)	Member of the Audit Committee
(3)	Chair of the Compensation Committee
(4)	Member of the Compensation Committee
Hans Bishop has served as a member of our Board of Directors since August 2018. Since December 2021, Mr. Bishop has also served as the Board Co-Chair and President of Altos Labs, Inc., a private life sciences company. From July 2019 to September 2021, Mr. Bishop served as the Chief Executive Officer of GRAIL, Inc., a private life sciences company. From July 2013 to March 2018, Mr. Bishop served as President and Chief Executive Officer at Juno Therapeutics, a Bristol-Myers Squibb company that he co-founded that was acquired by Celgene Corporation. From February 2012 through July 2013, Mr. Bishop served as Executive in Residence at Warburg Pincus LLC, a multinational private equity firm. From January 2010 to September 2011, Mr. Bishop served as Executive Vice President and Chief Operating Officer at Dendreon, Inc., a publicly-traded cancer immunotherapy company. From December 2006 to January 2010, Mr. Bishop served as President of Specialty Medicine at Bayer Healthcare, a publicly-traded company. From January 2004 to August 2006, he served in multiple leadership positions at Chiron Corporation, a multinational biotechnology company, including as Senior Vice President of Global Commercial

Operations and Vice President and General Manager of European Biopharmaceuticals. He currently serves as the Chairman of the Board of Sana Biotechnology, Inc. since October 2018 and as a director of Agilent Technologies, Inc. since July 2017, both of which are publicly-traded companies, and previously served as a director of JW Therapeutics until December 2021, Juno Therapeutics, Inc. from August 2013 to its acquisition by Celgene in March 2018, and Celgene from June 2018 to November 2019. Mr. Bishop received a B.A. in Chemistry from Brunel University in London. We believe that Mr. Bishop’s more than 30 years of experience in the biotechnology industry and chemistry studies make him an appropriate member of our Board of Directors.
Catherine Friedman has served as a member of our Board of Directors since August 2018. Ms. Friedman is a business executive with nearly 40 years of experience across finance, technology, and healthcare. She is currently an Executive Venture Partner at GV, where she is a senior member of the investing team and advises the life sciences portfolio. Previously, Ms. Friedman held numerous executive positions during a 23-year investment banking career with Morgan Stanley & Co., an investment bank, including managing director, head of West Coast Healthcare and co-head of the Biotechnology Practice. Ms. Friedman has spent 15 years on the boards of leading public and private life sciences and technology companies. She has served as a member of the boards of Altaba Inc. (formerly Yahoo! Inc.) since March 2016, Radius Health, Inc. since August 2015, Seer, Inc. since September 2020, Revolution Healthcare Acquisition Corp. since February 2021, and until August 2021, she served as the chair of the board of directors for GRAIL, Inc. since August 2017 and as a director with Vividion Therapeutics, Inc. (acquired by Bayer) since March 2021. She previously served on the board of directors of Innoviva, Inc., a publicly-traded company. Ms. Friedman is a foundation trustee of The University of California, San Francisco and The Darden School Foundation at the University of Virginia. Ms. Friedman holds a B.A. in economics from Harvard University and an M.B.A. from The University of Virginia’s Darden School of Business. We believe that Ms. Friedman’s extensive financial experience and work for biotechnology companies make her an appropriate member of our Board of Directors.
Robert Nelsen has served as a member of our Board of Directors since September 2018. Since January 2022, Mr. Nelsen has also served as a member of the board of directors of Altos Labs, Inc., a private life sciences company. Since 1986, Mr. Nelsen has served as Co-founder and Managing Director of ARCH Venture Partners, a venture capital firm focused on early-stage technology companies. Mr. Nelsen is a member of the board of directors of Denali Therapeutics, Hua Medicine, Sana Biotechnology, Revolution Healthcare Acquisition Corp. and Vir Biotechnology, all of which are publicly-traded companies, and serves as the Chairman of Hua Medicine. Previously, Mr. Nelsen served on the boards of Juno Therapeutics from August 2013 to March 2018, Syros Pharmaceuticals from August 2012 to June 2018, Sienna Biopharmaceuticals from August 2015 to October 2018, Agios Pharmaceuticals from December 2007 to June 2017, KYTHERA Biopharmaceuticals from January 2006 to December 2014, Adolor Corporation from November 1994 to May 2008, Illumina from June 1998 to August 2006, Fate Therapeutics from September 2007 to June 2014, deCODE genetics from August 1996 to November 2001, NeurogesX from July 2000 to May 2013, Bellerophon Therapeutics from February 2014 to February 2015, Sage Therapeutics from September 2013 to March 2016 and Caliper Life Sciences from April 1996 to December 1999. From 2004 to 2014, Mr. Nelsen served as trustee of the Fred Hutchinson Cancer Research Center. Mr. Nelsen received an M.B.A. from the University of Chicago and a B.S. degree with majors in Economics and Biology from the University of Puget Sound. We believe that Mr. Nelsen’s experience as a venture capitalist building and serving on the boards of many public and private emerging companies, including multiple life sciences, biotechnology and pharmaceutical companies, makes him an appropriate member of our Board of Directors.
Our Board Of Directors Recommends
A Vote “FOR” Each Named Nominee

Continuing Directors
Continuing directors and their ages as of March 31, 2022, the class in which they belong, positions and length of board service are provided in the table below. Additional biographical descriptions of each director are set forth in the text below the table.
Name of Director Nominee	Class	Age	Position	Director Since
Richard Klausner, M.D.	II	70	Chair of the Board of Directors	September 2018
Otis Brawley, M.D.(1)	II	62	Director	April 2021
William Rieflin(2)(3)	II	62	Director	May 2020
Elizabeth Homans	III	56	Chief Executive Officer and Director	August 2020
Elizabeth Nabel, M.D.(4)	III	70	Director	April 2021
Lynn Seely, M.D.(5)	III	63	Director	May 2021
(1)	Chair of the Nominating and Corporate Governance Committee
(2)	Chair of the Audit Committee
(3)	Member of the Compensation Committee
(4)	Member of the Audit Committee
(5)	Member of the Nominating and Corporate Governance Committee
Richard D. Klausner, M.D. is our founder and current Chair of the Board of Directors and was previously our Chief Executive Officer from September 2018 to July 2020 and Executive Chairman from August 2020 to October 2021. Since May 2021, Dr. Klausner has served as Chief Scientist and Board Co-Chair of Altos Labs, Inc., a private life sciences company. He previously served on the board of directors of Juno Therapeutics, a Bristol-Myers Squibb company that he co-founded that was acquired by Celgene Corporation. Since January 2016, Dr. Klausner has served as a member of the board of directors of GRAIL, a private life sciences company that he founded. He is also the co-founder and Executive Chairman of Mindstrong, co-founder and Chairman of Lifemine Therapeutics, Chairman of Sonoma Biotherapeutics and a member of the board of directors of X-Tremity Prosthetics. From September 2013 to February 2016, Dr. Klausner served in multiple senior leadership positions at Illumina Corporation, including as Senior Vice President, Chief Medical Officer and Chief Opportunity Officer. He currently chairs the Grand Challenges in Cancer program of Cancer Research UK. Previously he served as managing partner of the venture capital firm, The Column Group, was the Executive Director for Global Health of the Bill and Melinda Gates Foundation from 2002 to 2005 and was the eleventh director of the National Cancer Institute between 1995 and 2001. Dr. Klausner received an M.D. from Duke Medical School and a B.S. from Yale University. We believe that Dr. Klausner’s scientific and medical expertise, particularly in cell biology, molecular biology and cancer, as well as his industry, academic and public service leadership roles, make him an appropriate member of our Board of Directors.
Otis Brawley, M.D. has served as a member of our Board of Directors since April 2021. Dr. Brawley has served as a Bloomberg Distinguished Professor of Oncology and Epidemiology at Johns Hopkins University since January 2019. He has also served as a member of the board of directors of PDS Biotechnology Corporation, a publicly-traded biotechnology company, since November 2020, Incyte Corporation since September 2021 and Agilent Technologies, Inc. since November 2021. From April 2007 to December 2018, he served as the Chief Medical and Scientific Officer of American Cancer Society. From January 2002 to August 2007, he was director of the Georgia Cancer Center at Grady Memorial Hospital. From April 2001 to December 2018, he served as a professor of hematology, oncology, medicine and epidemiology at Emory University. Dr. Brawley received an M.D. from the University of Chicago, Pritzker School of Medicine and a B.S. in Chemistry from the University of Chicago. He completed an internal medicine residency at Case-Western Reserve University and a fellowship in medical oncology at the National Cancer Institute. He is board certified in internal medicine and medical oncology. We believe that Dr. Brawley’s education and work in oncology makes him an appropriate member of our Board of Directors.
William Rieflin has served as a member of our Board of Directors since May 2020. From September 2010 to September 2018, he served as the Chief Executive Officer of NGM Biopharmaceuticals, Inc. Since April 2015, Mr. Rieflin has served on the board of directors, and has been Chairman of the Board since June 2019, at RAPT Therapeutics, Inc., a publicly-traded biopharmaceutical company, and since September 2018 he has served as Executive Chairman of the Board at NGM Biopharmaceuticals, Inc., a publicly-traded biotechnology company where he also previously served as a member of the board since 2010. Mr. Rieflin previously served on the board of directors of Anacor Pharmaceuticals, Inc., a pharmaceutical company, from April 2011 to June 2016 and of XenoPort, Inc. from September 2010 to July 2016. Mr. Rieflin also served as a board member of Flexus Biosciences until its acquisition in 2015. From August 2004 until September 2010, he served as President of XenoPort, Inc., a publicly-traded company. He currently serves on the board of directors of Kallyope, Inc. and Lycia Therapeutics, Inc., both privately-held companies. Mr. Rieflin received an M.B.A. from the University of Chicago Booth Graduate School of Business, a J.D. from Stanford Law School, and a B.S. in Industrial and Labor Relations from Cornell University. We believe that Mr. Rieflin’s extensive experience in the biopharmaceutical industry, his industry expertise and financial knowledge and his experience as a member of the board of directors of other public companies makes him an appropriate member of our Board of Directors.
Elizabeth Homans has served as our Chief Executive Officer and member of our Board of Directors since August 2020. From September 2018 to August 2020, she served as our President and the operational lead as we grew in size, scope and ambition. From December 2007 to May 2018, Ms. Homans served in multiple senior leadership positions at Genentech, including Vice President, U.S. Sales and Marketing Leader for Breast Cancer, Vice President, U.S. Sales and Marketing Leader for Xolair, Vice President, Global Regulatory Operations Leader and Vice President, Global Product Strategy, HER2 Franchise. From May 2004 through November 2007, Ms. Homans served as Executive Director, Project Leadership and Portfolio Management at Jazz Pharmaceuticals, Inc. Ms. Homans received an M.B.A. from Columbia University in the City of New York and a B.A. in German and Economics from Bates University. We believe that Ms. Homans’ extensive work in high-growth biotechnology companies makes her an appropriate member of our Board of Directors.
Elizabeth Nabel, M.D. has served as a member of our Board of Directors since April 2021. Dr. Nabel served as a member of the board of directors of Moderna, Inc., a publicly-traded pharmaceutical company, from December 2015 to July 2020, and was reappointed to Moderna’s board of directors in March 2021. Dr. Nabel has also served as a member of the board of directors of the publicly traded companies Medtronic plc since October 2014 and Accolade, Inc. since June 2021. Since March 2021, Dr. Nabel has served as Executive Vice President for Strategy at ModeX Therapeutics, a new biotechnology company focused on immunotherapies for cancer and viral diseases. Through February 2021, Dr. Nabel served as the President of Harvard University-affiliated Brigham Health, an academic medical center consisting of hospitals and physician organizations operating inpatient and outpatient facilities, clinics, primary care health centers, diagnostic and treatment facilities, research laboratories, and postgraduate medical and scientific education and training programs, a position she held from January 2010. Dr. Nabel was also a Professor of Medicine from January 2010 to February 2021 and currently is a Professor of Medicine emeritus at Harvard Medical School. Prior to joining Brigham Health, Dr. Nabel held a variety of roles, including Director, at the National Heart, Lung and Blood Institute at the National Institutes of Health, a federal agency funding research, training and education programs to promote the prevention and treatment of heart, lung and blood diseases, from September 1999 to November 2009. She is an elected member of the National Academy of Medicine of the National Academy of Sciences. Dr. Nabel received an M.D. from Weill Cornell Medical College and a B.A. in psychology from St. Olaf College. We believe that Dr. Nabel’s education and work in medicine makes her an appropriate member of our Board of Directors.
Lynn Seely, M.D. has served as a member of our Board of Directors since May 2021. Dr. Seely currently serves as a member of the board of directors of Blueprint Medicines Corp., a publicly-traded pharmaceutical company. From June 2016 to January 2021, Dr. Seely served as President, Chief Executive Officer and a member of the board of directors of Myovant Sciences, a biotechnology company. From March 2005 to October 2015, Dr. Seely served as Senior Vice President and Chief Medical Officer of Medivation, a biotechnology company. Dr. Seely received an M.D. from the University of Oklahoma College of Medicine and a B.A. in Journalism from the University of Oklahoma. Dr. Seely completed her residency and served as chief resident in internal medicine at Yale-New Haven Hospital, and she completed her fellowship in endocrinology and metabolism at the University of California, San Diego. We believe that Dr. Seely’s education and work in healthcare and life sciences makes her an appropriate member of our Board of Directors.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of The Board of Directors
As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our Board of Directors consults with our counsel to ensure that their determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent auditors, our Board of Directors has affirmatively determined that none of our directors, other than Dr. Klausner and Ms. Homans, has any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors is “independent” as that term is defined under the Nasdaq Listing Rules. Our Board of Directors has determined that Dr. Klausner and Ms. Homans, by virtue of their positions as our Executive Chairman (until October 2021) and Chief Executive Officer, respectively, are not independent under applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and the Nasdaq Listing Rules. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our shares by each non-employee director and the transactions described in the section titled “Certain Relationships and Related Transactions.”
Board Leadership Structure
Dr. Klausner currently serves as the Chair of the Board of Directors. In this role, Dr. Klausner has authority, among other things, to call and preside over Board of Directors meetings, to set meeting agendas and to determine materials to be distributed to the Board of Directors. Accordingly, the Chair has substantial ability to shape the work of the Board of Directors. While the positions of chief executive officer and chair are currently held by different individuals, we do not believe there should be a fixed rule regarding the separation of these positions, or whether the chair should be an employee of ours or should be elected from among the non-employee directors. Our needs and the individuals available to assume these roles may require different outcomes at different times, and we and our Board of Directors believe that retaining that flexibility in these decisions is in our best interests. Our Nominating and Corporate Governance Committee periodically reviews this matter and makes recommendations to the Board of Directors.
Role of the Board in Risk Oversight
One of the key functions of the Board of Directors is informed oversight of our risk management process. Our Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us.
Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Audit Committee responsibilities also include oversight and monitoring of cybersecurity risk management, and, to that end, the committee periodically reviews and discusses with management risks relating to data privacy, technology and information security, including cybersecurity, and backup of information systems and the steps we have taken to monitor and control such exposures. Our Audit Committee receives periodic reports from management about our cybersecurity risk management, as well as incidental reports as matters arise, and reports the same to the full Board of Directors.
Our Nominating and Corporate Governance Committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking and/or are reasonably likely to have a material adverse effect on us. Quarterly, we provide to our Board of Directors updates on our enterprise risks. At least annually, we review and assess our risks as a whole and determine our most important enterprise risks. We then present to our Board of Directors the updated enterprise risks. Both the Board of Directors as a whole and the various standing committees receive periodic reports from the head of risk management, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board of Directors as quickly as possible.
Meetings of The Board of Directors
The Board of Directors met fifteen times during the last fiscal year. All directors except Mr. Nelsen attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members, respectively. Mr. Nelsen was unable to attend several meetings of the Board of Directors and one meeting of the Compensation Committee because of scheduling conflicts.
Typically, in conjunction with the regularly scheduled meetings of the Board of Directors, the independent directors meet in executive sessions outside the presence of management.
Information Regarding Committees of the Board of Directors
Our Board of Directors has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Copies of the charters for each committee are available on the investor relations section of our website at https://ir.lyell.com.
The following table provides membership and meeting information for fiscal year 2021 for each of the committees of the Board of Directors:
Name	Audit	Compensation	Nominating and Corporate Governance
Hans Bishop			X
Otis Brawley, M.D.			X*
Catherine Friedman	X	X*
Elizabeth Homans
Richard Klausner, M.D.
Elizabeth Nabel, M.D.	X
Robert Nelsen		X
William Rieflin	X*	X
Lynn Seely, M.D.			X
Total meetings in fiscal year 2021	3	2	0**
*	Committee Chair
**	The Nominating and Corporate Governance Committee was constituted in April 2021.
The Board of Directors and each of the committees has authority to hire, at our expense, independent legal, financial or other advisors as they may deem necessary, without consulting or obtaining the approval of any officer of us in advance.
The Board of Directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to us.
Below is a description of each committee of our Board of Directors.
Audit Committee
Our Audit Committee currently consists of Mr. Rieflin, Ms. Friedman and Dr. Nabel, each of whom our Board of Directors has determined satisfies the independence requirements under Nasdaq Listing Rules and Rule 10A-3(b)(1) of the Exchange Act. The Chair of our Audit Committee is Mr. Rieflin. Our Board of Directors has determined that each of Mr. Rieflin, Ms. Friedman and Dr. Nabel is an “audit committee financial expert” within the meaning of

SEC regulations. Each member of our Audit Committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our Board of Directors has examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector. Our Audit committee meets at least quarterly. The agenda for each meeting is usually developed in coordination with the Chair of the Audit Committee, in consultation with the Chief Executive Officer, the Chief Financial Officer, the General Counsel and, as applicable, independent auditors.
The primary purpose of our Audit Committee is to discharge the responsibilities of our Board of Directors with respect to our corporate accounting and financial reporting processes, systems of internal control and financial-statement audits, and to oversee our independent registered accounting firm. Specific responsibilities of our Audit Committee include:
•	helping our Board of Directors oversee our corporate accounting and financial reporting processes;
•	managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•	reviewing related person transactions;
•
obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes our internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law;

•	approving, or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm; and
•
periodically reviewing and discussing with management risks relating to data privacy, technology and information security, including cybersecurity, and back-up of information systems and the steps we have taken to monitor and control such exposures.

Our Audit Committee was established by the Board of Directors in accordance with Section 3(a)(58)(A) of the Exchange Act, to oversee the our corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, our Audit Committee performs several functions. Our Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on our audit engagement team as required by law; reviews and approves or rejects transactions between us and any related persons; confers with management and the independent auditors regarding the effectiveness of internal control over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review our annual audited financial statements and quarterly financial statements with management and the independent auditor.
Our Audit Committee met three times during the fiscal year ended December 31, 2021. The Board of Directors has adopted a written Audit Committee charter that is available to stockholders on the investor relations portion of our website at https://ir.lyell.com.

Report of the Audit Committee of the Board of Directors
The Audit Committee has reviewed and discussed the consolidated audited financial statements for the fiscal year ended December 31, 2021 with management of the Company. The Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the consolidated audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
William Rieflin
Catherine Friedman
Elizabeth Nabel, M.D.
The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing by Lyell Immunopharma, Inc. under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee
Our Compensation Committee currently consists of Ms. Friedman, Messrs. Nelsen and Rieflin. The Chair of our Compensation Committee is Ms. Friedman. Our Board of Directors has determined that each member of our Compensation Committee is independent under the Nasdaq Listing Rules. The Compensation Committee met two times during the fiscal year ended December 31, 2021. The Board of Directors has adopted a written Compensation Committee charter that is available to stockholders on our website at https://ir.lyell.com/.
The primary purpose of our Compensation Committee is to discharge the responsibilities of our Board of Directors in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our Compensation Committee include:
•	reviewing and approving the compensation of our chief executive officer, other executive officers and senior management;
•	reviewing and approving the compensation paid to our non-employee directors;
•	reviewing and approving the compensation arrangements with our executive officers and other senior management;
•	administering our equity incentive plans and other benefit programs;
•
reviewing, adopting, amending and terminating, incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management;

•	reviewing, evaluating and recommending to our Board of Directors succession plans for our executive officers; and
•
reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation strategy, including base salary, incentive compensation and equity-based grants, to assure that it promotes stockholder interests and supports our strategic and tactical objectives, and that it provides for appropriate rewards and incentives for our management and employees.

Compensation Committee Processes and Procedures
Typically, our Compensation Committee meets on a regular schedule several times per year. The agenda for each meeting is usually developed in coordination with the Chair of the Compensation Committee, in consultation with the Chief Executive Officer, the Chief People Officer, the General Counsel and, as applicable, outside compensation consultants. Various members of management and other employees as well as outside advisors or consultants are often invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings.
The Chief Executive Officer does not participate in, and is not present during, any deliberations or determinations of the Compensation Committee regarding her compensation or individual performance objectives. The charter of the Compensation Committee grants our Compensation Committee full access to all of our books, records, facilities, and personnel. In addition, under the charter, our Compensation Committee has the authority to obtain, at our expense, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that our Compensation Committee considers necessary or appropriate in the performance of its duties.
Generally, our Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, our Compensation Committee solicits and considers evaluations and recommendations submitted to our Compensation Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of her performance is conducted by the full Board of Directors. Our Compensation Committee determines any adjustments to her compensation as well as awards to be granted based on the performance evaluation conducted by the Board of Directors. For all executives and directors as part of its deliberations, our Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives and directors in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive or director compensation levels and current company-wide compensation levels and recommendations of our Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.
Our Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, our Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, our Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to our Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration the six factors prescribed by the SEC and Nasdaq that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.
During the past fiscal year, after taking into consideration the factors prescribed by the SEC and Nasdaq, the Compensation Committee engaged Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”), as compensation consultants. The Compensation Committee requested that Aon:
•	evaluate our existing compensation strategy and practices in supporting and reinforcing our long-term strategic goals;
•	assist in refining our compensation strategy and in developing and implementing an executive compensation program to execute that strategy; and
•	ensure our compensation strategy adheres to best in market governance practices.
As part of its engagement, Aon was requested by our Compensation Committee to develop a comparative peer group of companies and to perform analyses of competitive performance and compensation levels for that peer group. Aon then conducted a review and analysis of our executive and director compensation compared with current market practices and the peer group of companies, to be used for setting 2021 executive and director compensation levels. Aon’s review, which consisted of an analysis of our compensation practices against prevailing market practices of identified peer group companies and broader industry trends, analyzed total direct compensation (inclusive of salary, cash bonuses and equity awards) and severance benefits of our executive officers and was based on an assessment of market trends through analysis of available public information in addition to proprietary data provided by Aon. Following an active dialogue with Aon and management and resulting modifications, the Compensation Committee approved the recommendations.
Historically, our Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards at one or more meetings held during the first quarter of the year. However, our Compensation Committee may also consider matters related to individual compensation, and does review and opine on compensation recommendations for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year.
Compensation Committee Interlocks and Insider Participation
Our Compensation Committee consisted of Ms. Friedman, Messrs. Nelsen and Rieflin for the year ended December 31, 2021. None of the members of the Compensation Committee is currently, or has been at any time, one of our officers or employees. During 2021, no member of our Compensation Committee or any of our executive officers has or had a relationship that would constitute an interlocking relationship, as defined under applicable SEC rules, with executive officers or directors of another entity.
Please refer to the section of this proxy statement entitled “Certain Relationships and Related Transactions” for information concerning certain transactions involving members of the Compensation Committee.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of Drs. Brawley and Seely, and Mr. Bishop. The Chair of our Nominating and Corporate Governance Committee is Dr. Brawley. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent under the Nasdaq Listing Rules, a non-employee director, and free from any relationship that would interfere with the exercise of his or her independent judgment. The Nominating and Corporate Governance Committee did not meet during the fiscal year ended December 31, 2021. The Board of Directors has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on our website at https://ir.lyell.com/.
Specific responsibilities of our Nominating and Corporate Governance Committee include:
•	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our Board of Directors;
•	considering and making recommendations to our Board of Directors regarding the composition and chairmanship of the committees of our Board of Directors;
•	instituting plans or programs for the continuing education of our Board of Directors and orientation of new directors;
•	developing and making recommendations to our Board of Directors regarding corporate governance guidelines and matters;
•	periodic review with our Chief Executive Officer the plans for succession to the offices of our Chief Executive Officer and other key executive officers; and
•	overseeing periodic evaluations of the Board of Directors’ performance, including committees of the Board of Directors and management.

Board Membership Criteria
The Board of Directors considers director nominee recommendations from our Nominating and Corporate Governance Committee. Director candidates should have certain minimum qualifications, including being able to read and understand basic financial statements and having the highest personal integrity and ethics. In considering candidates recommended by the Nominating and Corporate Governance Committee, the Board also considers factors such as: (i) possessing relevant expertise upon which to be able to offer advice and guidance to management; (ii) having sufficient time to devote to our affairs; (iii) demonstrating excellence in his or her field, (iv) having the ability to exercise sound business judgment; (v) experience as a board member or executive officer of another publicly-held company; (vi) having a diverse personal background, perspective, and experience; (vii) requirements of applicable law; and (viii) having the commitment to rigorously represent the long-term interests of our stockholders. The Board of Directors reviews candidates for director nomination in the context of the current composition of the Board of Directors, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the Board of Directors considers various factors, including, but not limited to, those factors listed in more detail in the section titled “Board Diversity” below.
In the case of new director candidates, our Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq Listing Rules, applicable SEC rules and regulations and the advice of counsel, if necessary. Our Nominating and Corporate Governance Committee would then use its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The function of the professional search firm would be to identify potential candidates, including those with diverse attributes as further discussed in the section titled “Board Diversity” below, facilitate meetings with the candidates, conduct diligence regarding the candidate and confirm such candidate’s background. After identifying the potential candidates, our Nominating and Corporate Governance Committee, or the third-party search firm, if used, would then conduct any appropriate and necessary inquiries into the backgrounds and qualifications of such possible candidates after considering the function and needs of the Board of Directors. Our Nominating and Corporate Governance Committee would then meet to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.
Our Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Our Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by our Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 201 Haskins Way, South San Francisco, CA 94080, Attn: Corporate Secretary, in accordance with the timeline outlined in the section entitled “When are stockholder proposals due for next year’s annual meeting?” under the heading “Questions and Answers About These Proxy Materials and Voting.” Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
Board Diversity
We are committed to the values of diversity, belonging, inclusion and equity. In considering potential board candidates, our Board of Directors believes it is important to take into consideration the full breadth of diversity, including personal factors such as race, ethnicity, sexual orientation, gender identity, gender expression, age, education and cultural background, as well as professional characteristics, such as a director’s industry and area of experience. In addition to gender and demographic diversity, we also recognize the value of other diverse attributes that directors may bring to our Board of Directors, including veterans of the U.S. military. We are proud to report that one of our current directors is also a military veteran. Our Corporate Governance Guidelines also provide that when a third-party search firm is engaged and requested to furnish an initial list of possible candidates, such firm will be requested to include in such list persons who self-identify as female, underrepresented minorities and/or as LGBTQ+ who also meet the applicable business and search criteria.

The Board Diversity Matrix, below, provides the diversity statistics for our Board of Directors.
Board Diversity Matrix (As of March 31, 2022)
Total Number of Directors	9
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	4	5	—	—
Part II: Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	4	4	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—
Directors who are Military Veterans: 1
Our Nominating and Corporate Governance Committee assesses the effectiveness of its diversity initiatives through its periodic evaluation of the composition of our full Board of Directors.
Stockholder Engagement and Communications with the Board Of Directors
We consider our relationships with our stockholders to be a high priority. We recognize that stockholders can have a wide range of interests and views on our practices, objectives and operations. To ensure that our Board of Directors and management have an opportunity to listen to and understand the varying perspectives of our stockholders, members of the management team and the Board of Directors engage in ongoing dialogues with stockholders through our proactive investor relations program. In 2021, members of management and our Board of Directors regularly contacted our stockholders and had constructive conversations with and sought feedback from stockholders. Topics discussed included, among other things, business strategy, management, development programs, research and other issues related to corporate social responsibility. As a result of these discussions, our management and Board of Directors gained useful understanding and insight into the views of these stockholders. As a result of these conversations, we update our investor presentations to provide relevant and useful information to stockholders.
Our Board of Directors has adopted a formal process by which stockholders may communicate with our Board of Directors. Stockholders who wish to communicate with our Board of Directors or any individual director may do so by sending a written communication addressed to the Board of Directors or such director at the following address:
Lyell Immunopharma, Inc.
201 Haskins Way
South San Francisco, CA 94080
Attn: Corporate Secretary
The Corporate Secretary will forward such communication to the Board of Directors or to any individual director to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate.
Code of Ethics
Our Code of Business Conduct and Ethics applies to all of our employees, officers and directors. This includes our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. The full text of our Code of Business Conduct and Ethics may be viewed at the investors relations portion of our website at https://ir.lyell.com, in the section entitled “Governance Highlights” under “Corporate Governance.” We intend to satisfy the disclosure requirements under Item 5.05 of the SEC Form 8-K regarding an amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics by posting such information on our website at the website address and location specified above.
Corporate Governance Guidelines
In April 2021, our Board of Directors documented the governance practices followed by us by adopting Corporate Governance Guidelines, as amended in December 2021, to assure that the Board of Directors will have the necessary authority and practices in place to review and evaluate the our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board of Directors intends to follow with respect to board composition and selection, including diversity, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning and Board of Director and committee self-assessments. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at the investor relations section of our website at http://ir.lyell.com.
Prohibitions on Hedging, Pledging and Short-Term Speculative Transactions
Our Insider Trading Policy, adopted in April 2021 and amended and restated in December 2021, prohibits our employees, including our executive officers, and members of our Board of Directors and designated consultants from:
•
purchasing financial instruments, or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our common stock, such as prepaid variable forward contracts, equity swaps, collars, forward sale contracts, and exchange funds;

•	purchasing our common stock on margin or holding it in a margin account at any time;
•	pledging our common stock as collateral for a personal loan; or
•
engaging in short sales, transactions in put options, call options or other derivative securities on an exchange or in any other organized market, or in any other inherently speculative transactions with respect to our common stock.

Proposal 2

Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee of the Board of Directors has selected Ernst & Young LLP as our principal independent registered public accounting firm for the fiscal year ending December 31, 2022. As a matter of good corporate governance, our Audit Committee has decided to submit its appointment of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. In the event stockholders do not ratify the appointment, the Audit Committee will reconsider whether to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.
Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
The affirmative vote of the holders of a majority of voting power of the shares present in person, by remote communication or represented by proxy at the Annual Meeting, and voting affirmatively or negatively (excluding abstentions and broker non-votes), will be required to ratify the appointment of Ernst & Young LLP.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2021 and December 31, 2020 by Ernst & Young LLP, our principal accountant.
	Fiscal Year Ended
	2021	2020
	(in thousands)
Audit Fees	$2,109	$621
Audit-related Fees	0	0
Tax Fees	27	61
All Other Fees (specifically describe all other fees incurred)	0	0
Total Fees	$2,136	$682
Audit Fees. Audit Fees include billed and unbilled fees for the audit of our consolidated financial statements included in our Annual Report on Form 10-K and registration statements on Form S-1 and Form S-8, the review of the unaudited interim financial statements included in our quarterly reports on Form 10-Q, other professional services related to our initial public offering and various accounting consultations.
Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” We did not incur any such fees in fiscal years 2021 and 2020.
Tax Fees. Tax fees included tax compliance, tax advice and tax planning fees.
All Other Fees. All other fees include any fees billed that are not audit, audit related, or tax fees.
All fees described above were pre-approved by the Audit Committee or the Board of Directors, prior to the creation of the Audit Committee.
Pre-Approval Policies and Procedures.
Our Audit Committee has adopted procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. The Audit Committee charter generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services has been delegated to the Chair of the Audit Committee, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.
Our Board Of Directors Recommends
A Vote In Favor Of Proposal 2

EXECUTIVE OFFICERS
The following table sets forth information regarding our executive officers and certain members of our management as of March 31, 2022.
Name	Age	Principal Occupation/ Position Held With the Company
Executive Officers
Elizabeth Homans	56	Chief Executive Officer and Director
Charles Newton	51	Chief Financial Officer
Stephen Hill	51	Chief Operating Officer
Heather Turner	49	Chief General Counsel
Management
Tina Albertson, M.D., Ph.D.	49	Chief Medical Officer and Head of Development
Richard Goold, Ph.D.	62	Chief Information Officer
Gary Lee, Ph.D.	45	Chief Scientific Officer
Nicholas Restifo, M.D.*	61	Scientific Advisor
Lisa Ryan	55	Chief People Officer
*	Dr. Restifo ceased serving as our Executive Vice President of Research in February 2022, although he continues to serve as a Scientific Advisor.
Executive Officers
Elizabeth Homans. Biographical information regarding Ms. Homans is set forth under “Proposal 1 – Election of Directors” in this Proxy Statement.
Charles Newton has served as our Chief Financial Officer since February 2021. From November 2015 to February 2021, he served as Managing Director & Co-Head of Healthcare Investment Banking in the Americas at Bank of America. From September 2010 to November 2015, Mr. Newton served as Managing Director at Credit Suisse, where his last position was Co-Head of Healthcare Investment Banking in the Americas. From June 1996 to September 2010, he served in the investment banking division at Morgan Stanley where his last position was Managing Director and Head of Western Region Healthcare Investment Banking. Mr. Newton received an M.B.A. from The Tuck School at Dartmouth College and a B.S. in Finance from Miami University.
Stephen Hill has served as our Chief Operating Officer since October 2021. From June 2019 to October 2021, he served as our Chief Technical Operations Officer. From June 2018 to June 2019, he was Senior Vice President, Head of Global Biologics Operations and from March 2016 to June 2018 as Vice President, Site Head at AstraZeneca, a publicly-traded company. From December 2012 through February 2016, Mr. Hill served in multiple positions at Amgen, including as Vice President, Bulk Manufacturing, Executive Director, Plant Manager and Executive Director, Manufacturing Technologies. Mr. Hill received an M.B.A. and a B.S. in Microbiology and B.A. in Political Science from the University of Washington.
Heather Turner has served as our Chief General Counsel since December 2019 when she was promoted from our General Counsel, a position she served from April 2019 to December 2019. From February 2018 to March 2019, she served as Executive Vice President, General Counsel and Secretary of Sangamo Therapeutics, Inc., a publicly-traded biotechnology company. From July 2015 to February 2018, Ms. Turner served as Executive Vice President, General Counsel and Head of Portfolio Strategy at Atara Biotherapeutics, Inc., a publicly-traded cell therapy company. From June 2007 to June 2015, she served as General Counsel and Secretary of Orexigen Therapeutics, Inc., a publicly-traded small molecule company. Ms. Turner received a J.D. from UCLA School of Law and a B.A. in Environmental Studies from University of California, Santa Barbara.
Management
Tina Albertson, M.D., Ph.D. has served as our Chief Medical Officer and Head of Development since July 2020. From January 2015 to April 2020, Dr. Albertson was Vice President of Global Drug Development at Juno Therapeutics, a Bristol-Myers Squibb company. From October 2010 to January 2015, Dr. Albertson served as Medical Director at Seagen, a publicly-traded biotechnology company. Dr. Albertson also completed a pediatric oncology fellowship at University of Washington. Dr. Albertson received a Ph.D. in Cancer Biology from University of Washington, an M.D. from Stanford University and a B.S. in Biology from University of Oregon.

Richard Goold, Ph.D. has served as our Chief Information Officer since April 2019. From January 2019 to April 2019, he served as our Senior Vice President of Information Sciences. From January 2010 to December 2018, Dr. Goold served as Chief Executive Officer of Station X, a human genome data analytics company that he founded and that was acquired by Roche. From November 2002 to April 2004, Dr. Goold was the Chief Genomics Officer at Incyte Corporation. From February 2000 to October 2002, Dr. Goold was Chief Executive Officer of Prospect Genomics, a computational genomics company that he founded and that was acquired by Structural GenomiX. Dr. Goold was also a founding scientist and Project Lead at the UCSF/Stanford Human Genome Center. Dr. Goold received a Ph.D. in Medical Biochemistry from the University of Cape Town and a M.Pharm. in Pharmacology and a B.Pharm. from Rhodes University.
Gary Lee, Ph.D. has served as our Chief Scientific Officer since January 2022. Dr. Lee is a veteran biotech executive with over a decade of experience leading cell and gene therapy programs for human applications. From October 2018 to January 2022, Dr. Lee was the Chief Scientific Officer at Senti Bio. From August 2005 to October 2018, Dr. Lee held positions of increasing scientific and leadership responsibility at Sangamo Therapeutics, including last as the Vice President of Cell Therapy. Dr. Lee earned his Ph.D. in Chemical Engineering from the University of California, Berkeley, and his B.S. in Chemical Engineering from the California Institute of Technology.
Nicholas Restifo, M.D. has served as Scientific Advisor since February 2022 after serving as our Executive Vice President, Research starting in July 2019. From July 1989 to July 2019, Dr. Restifo served in multiple positions at the National Cancer Institute, including as Head of the Center of Excellence in Immunology and Director of the ‘Cancer Moonshot’ in Adoptive Cellular Therapy. Dr. Restifo received an M.D. from New York University and his B.S. in Natural Sciences from Johns Hopkins University.
Lisa Ryan has served as our Chief People Officer since December 2020. From December 2018 to December 2020, she served as our Vice President of People. From November 2008 through December 2018, Ms. Ryan served in multiple positions at Genentech, including Global Human Resources Director, Product Development, Clinical Operations; Director, Human Resources for Biologics; Associate Director, Human Resources, SSF Production and DS/DP Quality; Group Product Manager, Business Operations – Virology and Specialty Care and Senior Human Resources Business Partner, US Commercial. From July 2004 to January 2008, Ms. Ryan served as Vice President/Group Director of Talent Operations at Digitas, a digital and direct advertising agency that is part of the Publicis group. Ms. Ryan received an M.B.A. from Suffolk University and a B.A. in Psychology from Boston College.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2022 by: (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock; (ii) each of our directors or director nominees; (iii) each of our Named Executive Officers set forth in the Summary Compensation Table; and (iv) all of our directors and Named Executive Officers as a group.
Applicable percentage ownership of our common stock is based on 247,047,850 shares of our common stock outstanding as of March 31, 2022, adjusted as required by rules promulgated by the SEC. We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.
In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to options held by the person that are currently exercisable, or exercisable within 60 days of March 31, 2022. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Lyell Immunopharma, Inc., 201 Haskins Way, South San Francisco, CA 94080.
	Beneficial Ownership
Beneficial Owner	Number of Shares	Percent of Total
Greater than 5% Holders:
Entities affiliated with ARCH Venture Partners(1)	36,412,716	14.7%
Glaxo Group Limited(2)	30,253,189	12.2%
Milky Way Investments Group Limited(3)	20,162,332	8.2%
Gemini Investments, L.P.(4)	15,093,969	6.1%
Foresite Capital Fund IV, L.P.(5)	13,282,181	5.4%
Directors and Named Executive Officers:
Richard D. Klausner, M.D.(6)	11,722,607	4.6%
Elizabeth Homans(7)	6,169,809	2.4%
Charles Newton(8)	1,306,375	*
Stephen Hill(9)	668,959	*
Hans Bishop(10)	4,709,844	1.9%
Otis Brawley, M.D.(11)	400,000	*
Catherine Friedman(12)	986,370	*
Elizabeth Nabel, M.D.(13)	400,000	*
Robert Nelsen(14)	36,412,716	14.7%
William Rieflin(15)	400,000	*
Lynn Seely, M.D.(16)	400,000	*
All directors and executive officers as a group (12 persons)(17)	64,249,701	25.8%
*	Represents beneficial ownership of less than 1%.
(1)
Based solely on information set forth in a Schedule 13G filed with the SEC on February 14, 2022 by ARCH Venture Fund IX, L.P. (“AVF IX”); ARCH Venture Partners IX, L.P. (“AVP IX LP”); ARCH Venture Partners IX, LLC (“AVP IX LLC”); ARCH Venture Fund IX Overage, L.P. (“AVF IX Overage”); ARCH Venture Partners IX Overage, L.P. (“AVF IX Overage GP”) (collectively, the “Reporting Entities” and individually, each a “Reporting Entity”); and Keith Crandell, Robert Nelsen and Clinton Bybee (collectively, the “AVP IX Managing Directors” and individually, each an “AVP IX Managing Director”). AVF IX is the record owner of 18,206,358 shares of common stock (the “AVF IX Shares”) as of December 31, 2021. AVP IX LP, as the sole general partner of ARCH Venture Fund IX, may be deemed to beneficially own the AVF IX Shares. AVF IX Overage is the record owner of 18,206,358 shares of common stock (the “AVF IX Overage Shares”; combined with AVF IX Shares, the “Record Shares”) as of December 31, 2021. AVF IX Overage GP, as the sole general partner of AVF IX Overage, may be deemed to beneficially own the AVF IX Overage Shares. AVP IX LLC, as the sole general partner of AVP IX LP and AVF IX Overage LP, may be deemed to beneficially own the Record Shares. As managing directors of AVP IX LLC, each AVP IX Managing Director may also be deemed to share the power to direct the disposition and vote of the Record Shares. AVP

IX LP, AVP IX Overage LP, AVP IX LLC, and the AVP IX Managing Directors each disclaim beneficial ownership except to any pecuniary interest therein. The Schedule 13G filed by the Reporting Entities provides information as of December 31, 2021 and, consequently, the beneficial ownership of the Reporting Entities may have changed between December 31, 2021 and March 31, 2022. The mailing address of the Reporting Entities is 8755 W. Higgins Avenue, Suite 1025, Chicago, IL 60631.
(2)
Based solely on information set forth in a Schedule 13G filed with the SEC on February 10, 2022 by GlaxoSmithKline plc (“GSK”). Represents 30,253,189 shares of common stock, of which GSK has sole voting and dispositive power through its indirect wholly-owned subsidiary, Glaxo Group Limited (“GGL”). The Schedule 13G filed by GSK provides information as of December 31, 2021 and, consequently, the beneficial ownership of GSK may have changed between December 31, 2021 and March 31, 2022. The mailing address of each of GSK and GGL is 980 Great West Road, Brentford, Middlesex, TW8 9GS, United Kingdom.

(3)
Based solely on information set forth in a Schedule 13G filed with the SEC on February 14, 2022 by Milky Way Investments Group Limited (“Milky Way”) and MWG Management Limited. Milky Way is controlled by MWG Management Limited, its corporate director. The Schedule 13G filed by the reporting entities provides information as of December 31, 2021 and, consequently, the beneficial ownership of the reporting entities may have changed between December 31, 2021 and March 31, 2022. The mailing address of Milky Way is c/o Trident Trust Company (B.V.I.) Limited, Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands.

(4)
Based solely on information set forth in a Schedule 13G filed with the SEC on February 14, 2022 by Gemini Investments, L.P. (“Gemini Investments”). Gemini GP Limited is the general partner of Gemini Investments, and as such, may be deemed to beneficially own the shares held directly by Gemini Investments. Orland Properties Limited wholly owns Gemini GP Limited, and as such, may be deemed to beneficially own the shares beneficially owned by Gemini GP Limited. Newton (PTC) Limited wholly owns Orland Properties Limited, and as such, may be deemed to beneficially own the shares beneficially owned by Orland Properties Limited. The Schedule 13G filed by the reporting entity provides information as of December 31, 2021 and, consequently, the beneficial ownership of the reporting entity may have changed between December 31, 2021 and March 31, 2022. The mailing address of Gemini Investments is c/o Trident Trust Company (Cayman) Limited, One Capital Place, P.O. Box 847, Grand Cayman, KY1-1103, Cayman Islands.

(5)
Based solely on information set forth in a Schedule 13G filed with the SEC on February 11, 2022 by Foresite Capital Fund IV, L.P. (“Foresite”), Foresite Capital Management IV, LLC (“FCM IV”) and James Tananbaum (“Tananbaum”). Represents 13,282,181 shares of common stock beneficially owned by Foresite, over which it has sole voting power and sole dispositive power, except that FCM IV, the general partner of Foresite, may be deemed to have sole power to vote and dispose of these shares, and Tananbaum, the managing member of FCM IV, may be deemed to have sole power to vote and dispose of these shares. FCM IV and Tananbaum each disclaim beneficial ownership of the shares held by Foresite except to any pecuniary interest therein. The Schedule 13G filed by the reporting entities provides information as of December 31, 2021 and, consequently, the beneficial ownership of the reporting person may have changed between December 31, 2021 and March 31, 2022. The mailing address of Foresite is c/o Foresite Capital Management, 900 Larkspur Landing Circle, Suite 150, Larkspur, CA 94939.

(6)
Consists of (i) 3,967,834 shares of common stock, of which 2,967,834 shares are held by Dr. Klausner, and 250,000 shares are held by each of The Ariella Klausner Delaware Trust, The Eli Klausner Delaware Trust, The Isaac Klausner Delaware Trust, and The Olivia Klausner Delaware Trust (collectively, the “Klausner Trusts”); and (ii) 7,754,773 shares of common stock issuable upon exercise of stock options held by Dr. Klausner that are exercisable within 60 days of March 31, 2022. Dr. Klausner is a trustee of the Klausner Trusts and therefore may be deemed to share the power to direct the disposition and vote of the shares held by the trusts. Dr. Klausner disclaims beneficial ownership of all shares held by the Klausner Trusts, except to any pecuniary interest therein, if any.

(7)	Consists of 6,169,809 shares of common stock issuable upon exercise of stock options held by Ms. Homans that are exercisable within 60 days of March 31, 2022.
(8)	Consists of 1,306,375 shares of common stock issuable upon exercise of stock options held by Mr. Newton that are exercisable within 60 days of March 31, 2022.
(9)	Consists of 668,959 shares of common stock issuable upon exercise of stock options held by Mr. Hill that are exercisable within 60 days of March 31, 2022.
(10)
Consists of (i) 4,540,234 shares of common stock and (ii) 169,610 shares of common stock issuable upon exercise of stock options held by Mr. Bishop that are exercisable within 60 days of March 31, 2022.

(11)	Consists of 400,000 shares of common stock issuable upon exercise of stock options held by Dr. Brawley that are exercisable within 60 days of March 31, 2022.
(12)
Consists of (i) 650,000 shares of common stock issuable upon exercise of stock options held by Ms. Friedman that are exercisable within 60 days of March 31, 2022, (ii) 100,000 shares of common stock held by The Duane Irrevocable Trust 2020 (“Duane Trust”) and (iii) 236,370 shares of common stock held by the Duane Family Trust (“Duane Family Trust”). Ms. Friedman is a trustee of the Duane Trust and the Duane Family Trust and therefore may be deemed to share the power to direct the disposition and vote of the shares held by the Duane Trust and/or the Duane Family Trust. Ms. Friedman disclaims beneficial ownership of all shares held by the Duane Trust and the Duane Family Trust, except to any pecuniary interest therein.

(13)	Consists of 400,000 shares of common stock issuable upon exercise of stock options held by Dr. Nabel that are exercisable within 60 days of March 31, 2022.
(14)
Mr. Nelsen is an AVP IX Managing Director and may be deemed to beneficially own the shares held by AVF IX and AVF IX Overage as discussed in footnote (1). Mr. Nelsen disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein, if any.

(15)	Consists of 400,000 shares of common stock issuable upon exercise of stock options held by Mr. Rieflin that are exercisable within 60 days of March 31, 2022.
(16)	Consists of 400,000 shares of common stock issuable upon exercise of stock options held by Dr. Seely that are exercisable within 60 days of March 31, 2022.
(17)
Consists of (i) 45,257,154 shares of common stock held by our current directors and executive officers as a group and (ii) 18,992,547 shares of common stock issuable upon exercise of stock options held by our current directors and executive officers that are exercisable within 60 days of March 31, 2022.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table shows for the fiscal years ended 2021 and 2020 compensation awarded to, earned by, or paid to our principal executive officer and two other most highly compensated executive officers serving as such at December 31, 2021 (the “Named Executive Officers”). We have also included compensation information for Dr. Klausner, who ceased serving as our Executive Chairman in October 2021 but would have been a Named Executive Officer had he continued serving in such capacity as of the end of fiscal year 2021. Dr. Klausner currently serves as Chair of our Board of Directors.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)	Total ($)
Richard Klausner, M.D. Board Chair and former Executive Chairman	2021	253,549	222,007	10,908,331(4)	21,948,133(4)	—	34,609(5)	33,366,629
	2020	427,147	738,712	20,799,288(6)	16,618,943(6)	261,288	6,858(5)	38,852,236
Elizabeth Homans Chief Executive Officer	2021	549,069	100,116	—	17,654,715	333,720	5,949(8)	18,643,569
	2020	493,981	327,250	—	17,730,122(7)	309,000	8,922(8)	18,869,275
Charles Newton Chief Financial Officer(9)	2021	426,461	1,065,096	—	18,410,845	216,986	5,404(10)	20,124,792
	2020	—	—	—	—	—	—	—
Stephen Hill Chief Operating Officer	2021	457,180	80,025	—	1,443,807	266,750	4,168(11)	2,251,930
	2020	441,343	54,984	—	2,139,150	219,938	6,317(11)	2,861,732
(1)
The amounts shown represent discretionary bonuses (a) earned by Dr. Klausner, Ms. Homans, Mr. Newton (for 2021 only), and Mr. Hill as recognition of accomplishing certain achievements and (b) received by Mr. Newton as a sign-on bonus in connection with his commencement of employment with us, each as further described in detail below under the subsection titled “Narrative to Summary Compensation Table—Bonus Compensation.”

(2)
Except as otherwise noted below, the amounts shown represent the grant date fair values of option awards granted in 2021 and 2020, as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. See Note 12, Stock-Based Compensation, to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of the assumptions used in the calculation.

(3)
The amounts shown represent the annual performance-based cash bonus earned by our Named Executive Officers based on the achievement of certain corporate performance objectives during 2021 and 2020 as described further under the subsection titled “Narrative to Summary Compensation Table—Non-Equity Incentive Plan Compensation.” These amounts were paid in early 2021 and 2022, respectively.

(4)
The amounts shown represent the incremental fair value of stock award and option award modifications deemed to have occurred based on the continued vesting of Dr. Klausner’s outstanding restricted stock and option awards following his departure as Executive Chairman in October 2021. The amounts were calculated in accordance with FASB ASC Topic 718. See Note 12, Stock-Based Compensation, to our audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2021 for a discussion of the assumptions used in the calculation.

(5)
For Dr. Klausner, the amounts shown represent (i) for 2021, $11,552 of life insurance premiums paid by us on his behalf, including $4,325 for associated taxes, $3,057 paid as reimbursement for dynamic working expenses and $20,000 for his service as a member of our Board of Directors after Dr. Klausner’s termination as an employee; and (ii) for 2020, $6,858 of life insurance premiums paid by us on his behalf, including $2,143 for associated taxes.

(6)
The amount shown (i) for the stock awards represents the incremental fair value of the stock award and (ii) for the option awards also includes $15,050,351 of incremental fair value of the option awards, in each case for the modifications deemed to have occurred based on the continued vesting of Dr. Klausner’s restricted stock award or option awards, as applicable, following his transition from Chief Executive Officer to Executive Chairman in 2020. The incremental fair values were calculated in accordance with FASB ASC Topic 718. See Note 12, Stock-Based Compensation, to our audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2021 for a discussion of the assumption used in the calculations.

(7)
The amount shown also includes the incremental fair value of (i) $3,963,141 from Ms. Homans’ November 6, 2018 option award that was modified in July 2020 to change the vesting schedule from milestone vesting to service-based vesting over four years and modified in August 2020 to extend the post-termination exercise period of the option award, and (ii) $32,738 from Ms. Homans’ January 16, 2020 option award that was modified in August 2020 to extend the post-termination exercise period of the option award, in each case calculated in accordance with FASB ASC Topic 718. See Note 12, Stock-Based Compensation, to our audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2021 for a discussion of the assumptions used in the calculation.

(8)
For Ms. Homans, the amounts shown represent (i) for 2021, $2,891 of life insurance premiums paid by us on her behalf, including $313 for associated taxes, and $3,057 paid as reimbursement for dynamic working expenses; and (ii) for 2020, $2,322 of life insurance premiums paid by us on her behalf, including $315 for associated taxes, and $6,600 paid as reimbursement for certain legal fees, including $1,600 for associated taxes.

(9)	Mr. Newton joined the Company in February 2021 and, as such, does not have compensation from the Company for the year 2020.
(10)
For Mr. Newton, the amounts shown for 2021 represent $1,438 of life insurance premiums paid by us on his behalf, including $99 for associated taxes, and $3,967 paid as reimbursement for dynamic working expenses

(11)
For Mr. Hill, the amounts shown represent (i) for 2021, $1,524 of life insurance premiums paid by us on his behalf, including $90 for associated taxes, and $2,644 paid as reimbursement for dynamic working expenses; and (ii) for 2020, $1,242 of life insurance premiums paid by us on his behalf, including $91 for associated taxes, and $5,075 paid as reimbursement for certain relocation expense, including $1,236 for associated taxes.

Narrative to the Summary Compensation Table
Our Compensation Committee reviews compensation annually for all executive employees, including our Named Executive Officers. In making compensation determinations, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders and a long-term commitment to our Company. For setting our 2021 executive compensation levels, our Compensation Committee also engaged Aon as compensation consultants to develop a comparative peer group of companies and to perform analyses of our executive compensation practices compared with current market practices and the peer group of companies.
Our Compensation Committee has historically determined our executive officers’ compensation and has typically reviewed and discussed management’s proposed compensation with our Chief Executive Officer for all executives other than our Chief Executive Officer. Based on those discussions and its discretion, our Compensation Committee then approved the compensation of each executive officer.
Annual Base Salary
Base salaries for our executive officers are initially established through arm’s-length negotiations at the time of the executive officer’s hiring, taking into account such executive officer’s qualifications, experience, the scope of his or her responsibilities and competitive market compensation paid by other companies for similar positions within the industry and geography. Base salaries are reviewed periodically, typically in connection with our annual review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. In making decisions regarding salary increases, we reviewed the analysis conducted by Aon comparing our compensation practices to current market practices and those of our peer group of companies. We may also draw upon the experience of members of our Board of Directors with executives at other companies. The 2021 and 2020 base salaries for our Named Executive Officers are reflected in the table above, as adjusted throughout the year, except no base salary is reported for Mr. Newton for 2020 given he joined us in 2021.
Bonus Compensation
From time to time, our Board of Directors or Compensation Committee, in its discretion, may approve bonuses for our executive officers based on individual performance, Company performance or as otherwise determined to be appropriate.
In February 2022, each of Dr. Klausner, Ms. Homans, Mr. Newton, and Mr. Hill was awarded a discretionary cash bonus as recognition of their contribution to the achievement of key corporate strategic, research, development, regulatory, clinical, financial and operational objectives in 2021, in the amount of $222,007 for Dr. Klausner, $100,116 for Ms. Homans, $65,096 for Mr. Newton, and $80,025 for Mr. Hill, which amount in each case (other than Dr. Klausner) was equal to 30% of the Named Executive Officer’s target bonus amount for 2021.
All of the bonus amounts described above were paid in early 2022. Additionally, pursuant to his offer of employment letter and in connection with his commencement of employment with us, Mr. Newton received a one-time cash sign-on bonus in the amount of $1,000,000 in 2021, which would have been repayable to us on a prorated basis if Mr. Newton’s employment had been terminated for any reason other than a Qualifying Termination (as defined below under the subsection titled “Officer Severance Plan”) prior to February 5, 2022.
In February 2021, our Board of Directors assessed certain Company achievements in 2020 and based on such assessment awarded each of our Named Executive Officers (other than Mr. Newton who joined us in 2021) a discretionary cash bonus for 2020 in the amount of $738,712 for Dr. Klausner, $77,250 for Ms. Homans and $54,984 for Mr. Hill, which amount in each case (other than Dr. Klausner) was equal to 25% of the Named Executive Officer’s target bonus amount for 2020. All of the bonus amounts for 2020 were paid in early 2021. Ms. Homans also received additional discretionary cash bonus for 2020 in the amount of $250,000 based on performance achievements of certain corporate goals, which amount was approved by our Board of Directors in March 2020.

Non-Equity Incentive Plan Compensation
Our executive officers are also eligible to earn an annual incentive bonus of up to a percentage of his or her annual base salary, with such percentage set forth in his or her respective offer of employment letter, based on the achievement of pre-established performance objectives determined by our Board of Directors.
For 2021, each of Ms. Homans, Mr. Newton and Mr. Hill was eligible to receive an annual incentive bonus entirely based on the achievement of certain of our 2021 corporate goals approved by our Board of Directors in January 2021. The target bonus amounts for Ms. Homans, Mr. Newton, and Mr. Hill were $333,720, $240,000 and $266,750, respectively. In February 2022, the Board of Directors assessed our performance against our 2021 corporate goals and, based on such performance, awarded a cash annual incentive bonus to each of Ms. Homans, Mr. Newton, and Mr. Hill equal to 100% of his or her target bonus amount for 2021. These bonuses were paid in early 2022. Mr. Newton’s bonus payout was pro-rated for the period of time he was employed in 2021.
For 2020, each of our Named Executive Officers (other than Mr. Newton who joined us in 2021) was eligible to receive an annual incentive bonus based on the achievement of certain of our 2020 corporate goals. The target bonus amounts for Dr. Klausner, Ms. Homans, and Mr. Hill were $261,288, $309,000, and $219,938, respectively. In February 2021, our Board of Directors assessed Company performance against our 2020 corporate goals and based on such performance, awarded a cash annual incentive bonus to each of our Named Executive Officers (other than Mr. Newton) equal to 100% of his or her target bonus amount for 2020. These bonuses were paid in early 2021.
Equity-Based Incentive Awards
Our equity-based incentive awards are designed to align our interests and those of our stockholders with those of our employees and consultants, including our executive officers. Our Board of Directors or an authorized committee thereof is responsible for approving equity grants.
Historically, we have generally used stock options as an incentive for long-term compensation to our executive officers because stock options allow our executive officers to profit from this form of equity compensation only if our stock price increases relative to the stock option’s exercise price, which exercise price is set at the fair market value of our common stock on the date of grant. Certain stock options that we have granted to our executive officers permit “early exercise,” whereby the executive officer can purchase shares subject to the stock option prior to vesting, subject to our right of repurchase, lapsing in accordance with the vesting schedule of the stock option.
We may grant equity awards at such times as our Board of Directors or Compensation Committee determines appropriate. Our executives generally are awarded an initial grant in the form of a stock option in connection with their commencement of employment with us. Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance.
Prior to our initial public offering, we granted all stock options pursuant to our 2018 Equity Incentive Plan (the “2018 Plan”). All equity incentive awards granted since our initial public offering have been granted pursuant to our 2021 Equity Incentive Plan (the “2021 Plan”).
All stock options are granted with an exercise price per share that is no less than the fair market value of our common stock on the date of grant of such award. Our stock option awards granted to our Named Executive Officers generally vest over a four-year period and may be subject to acceleration of vesting and exercisability under certain termination and change in control events, as described in more detail under the subsections below titled “Employment Arrangements” and “Potential Payments and Benefits upon Termination or Change in Control.”
In January 2020, we granted Dr. Klausner a stock option to purchase 650,000 shares of our common stock.
In January 2020, we granted Ms. Homans a stock option to purchase 230,000 shares of our common stock. In connection with Ms. Homans’ promotion to Chief Executive Officer, and pursuant to the terms of her amended offer of employment letter with us, in July 2020, we granted Ms. Homans a stock option to purchase 3,352,300 shares our common stock. In February 2021, we granted Ms. Homans an additional option to purchase 583,532 shares of our common stock. In addition, pursuant to the terms of Ms. Homan’s amended offer of employment letter, in September 2021, we granted Ms. Homans a stock option to purchase 1,370,469 shares of our common stock as a result of remaining in the role of Chief Executive Officer for twelve months and, following such time, our Board of Directors approving a corporate score of at least 90% based upon its review of performance against 2020 corporate goals, and determining that we had made reasonable progress towards achieving our 2021 corporate goals.

In February 2021, we granted Mr. Newton a stock option to purchase 3,802,000 shares of our common stock and an additional option to purchase 516,000 shares of our common stock, in each case in connection with his commencement of employment with us.
We granted Mr. Hill stock options to purchase 165,000 shares of our common stock, 450,000 shares of our common stock, 100,000 shares of our common stock, and 85,000 shares of our common stock in January 2020, November 2020, February 2021 and April 2021, respectively.
The vesting schedule of each of the stock options granted to our Named Executive Officers in 2020 and 2021 and the other material terms are described below under “Outstanding Equity Awards at Fiscal Year End.”
Modification of Option Awards and Stock Awards
Dr. Klausner ceased serving as our Executive Chairman in October 2021 but remained, and continues to serve as, Chair of our Board of Directors. Pursuant to FASB ASC Topic 718, the continued vesting of Dr. Klausner’s option awards granted on November 6, 2018, August 31, 2019 and January 16, 2020 and stock award granted on August 6, 2018 following this reduction of his service to us constituted a “modification” of these awards. The incremental fair value attributable to these modifications is shown in footnotes 4 and 6 to the “Summary Compensation Table” above.
In July 2020, in connection with Ms. Homans’ appointment as Chief Executive Officer, our Board of Directors modified her option award granted on November 6, 2018 to purchase 693,840 shares to change the vesting schedule from milestone vesting to service-based vesting over four years. In addition, in August 2020, our Board of Directors modified Ms. Homans’ options granted on November 6, 2018 and January 16, 2020 to extend their post-termination exercise period to up to five years following termination in the event of certain qualifying terminations of Ms. Homans’ employment, subject to her timely executing and not revoking a release of claims in our favor. The incremental fair value attributable to these modifications is shown in footnote 7 to the “Summary Compensation Table” above.
Outstanding Equity Awards at Fiscal Year End
The following table presents the outstanding equity awards held by each Named Executive Officer as of December 31, 2021.
	Option Awards(1)						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price Per Share ($)	Vesting Commencement Date	Option Expiration Date	Number of Shares or Units of Stock not yet Vested (#)(2)	Market Value of Shares or Units not yet Vested ($)(3)
Richard Klausner, M.D.	8/6/2018	—	—	—	8/1/2018(6)	—	1,166,667	9,030,003
	11/6/2018	2,713,756(4)	—(5)	0.10	9/20/2018(6)	11/5/2028	—	—
	8/31/2019	4,675,392(4)	—(5)	3.65	7/9/2019(7)	8/30/2029	—	—
	1/16/2020	297,917	352,083	3.65	2/1/2020(7)	1/15/2030	—	—
Elizabeth Homans	11/6/2018	3,469,198(4)	—(5)	0.10	9/17/2018(6)	11/5/2028	—	—
	11/6/2018	693,840(4)	—(5)	0.10	11/6/2018(8)	11/5/2028	—	—
	1/16/2020	105,417	124,583	3.65	2/1/2020(7)	1/15/2030	—	—
	7/15/2020	1,117,433	2,234,867	5.81	8/1/2020(7)	7/14/2030	—	—
	2/12/2021	121,569	461,963	6.24	2/12/2021(7)	2/11/2031	—	—
	9/13/2021	85,655	1,284,814	16.05	9/13/2021(7)	9/12/2031	—	—
Charles Newton	2/5/2021	—	3,802,000	6.24	2/5/2021(6)	2/4/2031	—	—
	2/5/2021	64,500	451,500	6.24	6/16/2021(9)	2/4/2031	—	—
Stephen Hill	7/10/2019	312,500	187,500	3.65	6/19/2019(6)	7/9/2029	—	—
	1/16/2020	75,625	89,375	3.65	2/1/2020(7)	1/15/2030	—	—
	11/17/2020	112,500	337,500	5.96	12/1/2020(7)	11/16/2030	—	—
	2/12/2021	18,750	81,250	6.24	3/1/2021(7)	2/11/2031	—	—
	4/14/2021	14,167	70,833	12.67	4/14/2021(7)	4/13/2031	—	—
(1)	All of the option awards with grant dates prior to June 16, 2021 were granted under the 2018 Plan. Option awards with grant dates on or after June 16, 2021 were granted under the 2021 Plan.

(2)
Consists of restricted shares of our common stock that are subject to repurchase at their original purchase price upon a termination of service. The repurchase right lapses over the vesting schedule, subject to continued service to us through the applicable vesting date.

(3)	Amount is calculated by multiplying the number of shares shown in the table by $7.74, the fair market value per share of our common stock as of December 31, 2021.
(4)
The option is early-exercisable, meaning that it can be exercised before it vests for shares of our common stock, subject to the same vesting provisions as the underlying options. Accordingly, the number of shares shown for the option in this column represents the number of shares that are early exercisable, regardless of vesting status.

(5)
The option is early-exercisable, meaning that it can be exercised before it vests for shares of our common stock, subject to the same vesting provisions as the underlying options. Accordingly, there are no shares shown for the option in this column as all shares underlying the options are early-exercisable, regardless of vesting status.

(6)
The restricted stock award or option vest as to 25% of the shares or shares initially underlying the option on the first anniversary of the vesting commencement date and as to 1/48th of the shares or shares initially underlying the option each month until fully vested on the fourth anniversary of the vesting commencement date, subject to continued service to us through the applicable vesting date.

(7)
Each option vests as to 1/48th of the shares initially underlying the option each month until fully vested on the fourth anniversary of the vesting commencement date, subject to continued service to us through the applicable vesting date.

(8)
The option initially vested based on the occurrence of certain milestones. The vesting was subsequently modified in July 2020 to vest as to 25% of the shares initially underlying the option on the first anniversary of the vesting commencement date and as to 1/48th of the shares initially underlying the option each month until fully vested on the fourth anniversary of the vesting commencement date, subject to continued service to us through the applicable vesting date.

(9)
The option commenced vesting upon the consummation of the initial public offering of our common stock. The option vests as to 1/48th of the shares initially underlying the option each month until fully vested on the fourth anniversary of the vesting commencement date, subject to continued service to us through the applicable vesting date.

Each of the options included in the table above for Ms. Homans, Mr. Newton and Mr. Hill is eligible for vesting acceleration as described below under the subsection titled “Employment Arrangements.” In addition, the options and restricted shares included in the table above for Dr. Klausner are eligible for vesting acceleration as described below under the subsection titled “Non-Employee Director Compensation.”
Nonqualified Deferred Compensation
Our Named Executive Officers did not participate in, or earn any benefits under, a non-qualified deferred compensation plan sponsored by us during the fiscal year ended December 31, 2021.
Employment Arrangements
Below are descriptions of our offer letters with our Named Executive Officers. The offer letters with our Named Executive Officers generally provide for at-will employment and set forth the Named Executive Officer’s initial base salary, annual target bonus, and eligibility to participate in our employee benefit plans.
Offer Letters
Richard Klausner, M.D.
In July 2020, we and Dr. Klausner entered into an amended offer letter that governed the terms of his employment in connection with his transition from Chief Executive Officer to Executive Chairman at the time. The amended offer letter provided that Dr. Klausner’s initial annual base salary was $275,000. Effective March 1, 2021, Dr. Klausner’s annual base salary was adjusted to $284,625.
Pursuant to the amended offer letter, Dr. Klausner was eligible to earn an annual incentive bonus of up to 60% of his annual base salary, based on the achievement of performance objectives approved by our Board of Directors. The amended offer letter provides that Dr. Klausner’s annual incentive bonus for 2020 was to be prorated based upon his salary and target bonus level immediately before his transition from Chief Executive Officer to Executive Chairman (which salary was $550,000 and annual target bonus was 60%) and the length of his employment from August 1, 2020 through the end of the 2020 fiscal year.
Dr. Klausner ceased serving as our Executive Chairman in October 2021, although he continues to serve as Chair of the Board of Directors. In connection with this change in employment status, Dr. Klausner no longer earns compensation as an employee.
Elizabeth Homans
In July 2020, we and Ms. Homans entered into an amended offer of employment letter that governs the current terms of her employment as our Chief Executive Officer. The amended offer of employment letter provides that Ms. Homans’ initial annual base salary was $515,000. Ms. Homans’ annual base salary was increased to $556,200 and $600,000, effective as of March 1, 2021 and March 1, 2022, respectively. Ms. Homans is eligible to earn an annual incentive bonus of up to 60% of her base salary, based on the achievement of annual corporate objectives approved by our Board of Directors. The amount of Ms. Homans’ annual incentive bonus for 2021 is disclosed in the “Bonus” and “Non-Equity Incentive Plan Compensation” columns in the “Summary Compensation Table” above.
Ms. Homans’ amended offer of employment letter provides for severance benefits upon certain qualifying terminations of her employment. In the event of a termination of her employment by us without Cause (as defined below) or her resignation for Good Reason (as defined below), Ms. Homans will be eligible to receive severance in the form of (i) 18 months of her then-current base salary (without giving effect to any reduction that results in her resignation for Good Reason), (ii) a pro-rated target annual incentive bonus for the year in which termination occurs and (iii) up to 18 months of payments of the employer portion of COBRA premiums for Ms. Homans and her dependents. Additionally, Ms. Homans’ amended offer letter provides that in the event of certain qualifying terminations, the post-termination exercise period applicable to certain of Ms. Homans’ options will be extended. These severance benefits are conditioned upon Ms. Homans timely executing and not revoking a general release and waiver of all claims against us.
In the event of a Change in Control (as defined below), Ms. Homans will also receive accelerated vesting of 100% of her then outstanding and unvested equity awards which would otherwise become vested solely based on her continued service to us, provided that Ms. Homans is an employee of us as of the effective date of such Change in Control.
For the purposes of Ms. Homans’ amended offer letter, the following definition of “Cause, “Good Reason” and “Change in Control,” as set forth in her offer letter, apply:
“Cause” means (i) Ms. Homans is indicted for, convicted of, or pleads guilty or nolo contendere to, a felony or crime involving moral turpitude; (ii) Ms. Homans engages in conduct that constitutes willful gross negligence, willful misconduct, or unsatisfactory performance in carrying out Ms. Homans’ duties under her amended offer letter, and, if curable, such breach remains uncured following fifteen (15) days prior written notice given by the Company to Ms. Homans specifying such conduct; (iii) Ms. Homans has breached any covenant or any material provision of any agreement with the Company, including among other things, a willful and material breach of written company policy, and, if curable, such breach remains uncured following fifteen (15) days’ prior written notice specifying such breach given by the Company to Ms. Homans; (iv) Ms. Homans’ material violation of federal law or state law that our Board of Directors reasonably determines has had or is reasonably likely to have a material detrimental effect on the Company’s reputation or business; or (v) Ms. Homans’ act of fraud or dishonesty in the performance of the executive’s job duties.
“Good Reason” means that Ms. Homans, without her express, written consent (i) has incurred a material reduction in authority, title, duties or responsibilities at the Company or a successor employer (with respect to a termination in connection with a Change in Control, relative to her authority, title, duties or responsibilities immediately prior to the Change in Control); (ii) has suffered a material breach of her amended offer letter by the Company or a successor employer; (iii) has been required to relocate or travel more than fifty (50) miles from her then current place of employment in order to continue to perform the duties and responsibilities of her position (not including customary travel as may be required by the nature of her position); or (iv) has been directed by the Board of Directors to violate knowingly and intentionally any material state, federal or foreign law, rule or regulation applicable to the Company.
“Change in Control” means any transaction or series of related transactions pursuant to which any individual or entity acquires (i) more than fifty percent (50%) of the issued and outstanding equity securities of the Company or (ii) all or substantially all of the assets of the Company (in either case, whether by merger, consolidation, sale, exchange, issuance, transfer or redemption of the Company’s equity securities by sale, exchange or transfer of the Company’s consolidated assets or otherwise), except, where applied to compensation subject to Section 409A, any acceleration of or change in payment shall only apply (if required by Section 409A) if the corporate transaction is also a change in control event described in Treasury Regulation 1.409A-3(i)(5).
Charles Newton
In February 2021, we and Mr. Newton entered into an offer of employment letter that governs the current terms of his employment with us as our Chief Financial Officer. The offer of employment letter provides that Mr. Newton’s initial annual base salary was $480,000. Effective as of March 1, 2022, Mr. Newton’s annual salary is $499,200.

Pursuant to the terms of the offer of employment letter, Mr. Newton received an advance signing bonus of $1,000,000, all of which was considered earned in February 2022 following the completion of one year of employment with us. Mr. Newton is also eligible to earn an annual incentive bonus of up to 50% of his base salary, based on the achievement of performance objectives to be determined by our Board of Directors. The offer of employment letter provides that Mr. Newton’s annual incentive bonus for 2021 was to be prorated based upon his salary and target bonus level provided for in the offer of employment letter and the length of his employment from February 5, 2021 through the end of the 2021 fiscal year.
Mr. Newton is eligible for severance benefits in the event of certain qualifying terminations of his employment under the Amended Severance Plan (as defined below), as further described below under the subsection titled “Officer Severance Plan.”
Stephen Hill
In May 2019, we and Mr. Hill entered into an offer of employment letter governing the terms of his employment as our Chief Technical Operations Officer. The offer of employment letter provides that Mr. Hill’s initial annual base salary was $425,000. Mr. Hill’s annual base salary was increased to $455,271 and $504,400, effective March 1, 2021 and March 1, 2022, respectively. Mr. Hill is eligible to earn an annual incentive bonus of up to 50% of his base salary, based on the achievement of performance objectives to be determined by our Board of Directors. In 2019, Mr. Hill also received an advance signing bonus of $300,000, which will be earned in May 2022 upon Mr. Hills’ completion of three years of employment with us. Mr. Hill must repay the full amount of the signing bonus to us if he voluntarily terminates his employment or we terminate his employment for Cause (as defined below) before the signing bonus is earned. Mr. Hill received a relocation reimbursement of $100,000, which was subject to repayment to us on a scaled basis until the second anniversary of his first day of employment.
In April 2022, Mr. Hill entered into an agreement with us pursuant to which he waived his right to receive severance benefits provided for in his offer of employment letter upon certain qualifying terminations of his employment in order to participate in our Amended Severance Plan (as defined below) and is eligible thereunder for severance benefits upon certain qualifying terminations of his employment, as further described below under the subsection titled “Officer Severance Plan.”
Officer Severance Plan
In February 2022, our Compensation Committee approved an amended Officer Severance Plan (the “Amended Severance Plan”), which amends and restates in its entirety our prior Officer Severance Plan that became effective in July 2019.
The Amended Severance Plan, which is administered by our Compensation Committee, provides severance and/or accelerated vesting benefits to certain of our eligible employees who hold the title of vice president or above (other than our Chief Executive Officer) and are designated by our Compensation Committee and if applicable, agree to forego any severance benefits provided for in an individually negotiated employment contract or agreement (the “Eligible Employees”) upon certain qualifying terminations of employment, as described in more detail below. Each of Mr. Newton and Mr. Hill is an Eligible Employee and therefore eligible for severance benefits under the Amended Severance Plan.
Under the terms of the Amended Severance Plan, if we terminate an Eligible Employee’s employment without Cause (as defined below) (excluding by reason of death or disability) or the Eligible Employee resigns for Good Reason (as defined below) (each, a “Qualifying Termination”) and the Eligible Employee timely executes a general release of claims in favor of us, the Eligible Employee will receive the following severance benefits: (1) if such Qualifying Termination occurs outside the Change in Control Protection Period (as defined below): (a) cash payments equal to the sum of (i) an amount ranging from six to twelve months of the Eligible Employee’s annual base salary, depending on the Eligible Employee’s position and (ii) for Tier I Employees (as defined below), a pro-rated annual target bonus for the year in which the Qualifying Termination occurs and (b) payment of the employer portion of premiums for coverage under COBRA for the Eligible Employee and the Eligible Employees dependents (if any) for up to six to twelve months following the Qualified Termination, depending on the Eligible Employee’s position; or (2) if such Qualifying Termination occurs during the Change in Control Protection Period (a) cash payments equal to the sum of (i) an amount ranging from nine to twelve months of the Eligible Employee’s annual base salary depending on the Eligible Employee’s position, (ii) for Tier I Employees, 100% of the annual target bonus for the Eligible Employee for the year in which the Qualifying Termination occurs, and (iii) any guaranteed or accrued bonus the Eligible

Employee is eligible to receive as of the date of such Qualifying Termination, (b) payment of the employer portion of premiums for coverage under COBRA for the Eligible Employee and the Eligible Employee’s dependents (if any) for up to nine to twelve months following the Qualifying Termination, depending on the Eligible Employee’s position and (c) accelerated vesting of 100% of the Eligible Employee’s then outstanding and unvested equity awards which would otherwise become vested solely based on the Eligible Employee’s continued service to us.
For the purposes of the Amended Severance Plan, the following definitions of “Cause, “Good Reason,” “Change in Control,” “Change in Control Protection Period,” and “Tier I Employee,” as set forth in the Amended Severance Plan, apply:
“Cause” means, with respect to any Eligible Employee, (i) ”Cause” as defined in the applicable offer letter or employment agreement between the Eligible Employee and the Company; or (ii) in the absence of any definition of “Cause” contained in such employment agreement or offer letter, (a) the Eligible Employee is indicted for, convicted of, or pleads guilty or nolo contendre to, a felony or crime involving moral turpitude; (b) the Eligible Employee engages in conduct that constitutes willful gross negligence, willful misconduct, or unsatisfactory performance in carrying out the Eligible Employee’s duties under the Eligible Employee’s offer letter or employment agreement, and, if curable, such breach remains uncured following fifteen days prior written notice given by the Company to the Eligible Employee specifying such conduct; (c) the Eligible Employee has breached any covenant or any material provision of any agreement with the Company, including among other things, a willful and material breach of written Company policy, and, if curable, such breach remains uncured following fifteen days’ prior written notice specifying such breach given by the Company to the Eligible Employee; (d) the Eligible Employee’s material violation of federal law or state law that our Board of Directors reasonably determines has had or is reasonably likely to have a material detrimental effect on the Company’s reputation or business; or (e) the Eligible Employee’s act of fraud or dishonesty in the performance of the Eligible Employee’s job duties.
“Change in Control” means any transaction or series of related transactions pursuant to which any individual or entity acquires (a) more than fifty percent of the issued and outstanding equity securities of the Company or (b) all or substantially all of the assets of the Company (in either case, whether by merger, consolidation, sale, exchange, issuance, transfer or redemption of the Company’s equity securities by sale, exchange or transfer of the Company’s consolidated assets or otherwise); provided that, where applied to compensation subject to Section 409A, any acceleration of or change in payment shall only apply (if required by Section 409A) if the corporate transaction is also a change in control event described in Treasury Regulation 1.409A-3(i)(5).
“Change in Control Protection Period” means the period beginning on the date that is three months prior to the effective date of a Change in Control (as defined above) and ending on the date that is the one-year anniversary of the effective date of such Change in Control.
“Good Reason” means that the Eligible Employee, without the Eligible Employee’s express, written consent, (a) has incurred a material reduction in authority, title, duties or responsibilities at the Company or a successor employer (with respect to a termination in connection with a Change in Control, relative to the Eligible Employee’s authority, title, duties or responsibilities immediately prior to the Change in Control); (b) has suffered a material breach of the Eligible Employee’s offer letter or employment agreement (if any) by the Company or a successor employer; (c) has been required to relocate or travel more than fifty miles from the Eligible Employee’s then current place of employment in order to continue to perform the duties and responsibilities of the Eligible Employee’s position (not including customary travel as may be required by the nature of the Eligible Employee’s position); or (d) has been directed by our Board of Directors to violate knowingly and intentionally any material state, federal or foreign law, rule or regulation applicable to the Company.
“Tier I Employee” means any Eligible Employee who prior to the date of his or her Qualifying Termination or a Change in Control was identified by the Company as a CEO Report or C-Suite executive, except for the Chief Executive Officer.
Potential Payments and Benefits upon Termination or Change in Control
The amended offer of employment letter we have entered into with Ms. Homans provides for severance and/or change in control benefits as described above under “Employment Arrangements.” Mr. Newton and Mr. Hill are eligible for severance benefits under the Amended Severance Plan, as described above under “Officer Severance Plan.

Other Compensation and Benefits
All of our current Named Executive Officers (other than Dr. Klausner) are eligible to participate in our employee benefit plans, including our medical, dental and vision plans, in each case on the same basis as all of our other employees. We pay the premiums for the medical, disability, and accidental death and dismemberment insurance for all of our employees, including our Named Executive Officers (other than Dr. Klausner). We generally do not provide perquisites or personal benefits to our Named Executive Officers.
401(k) Plan
Our Named Executive Officers (other than Dr. Klausner) are eligible to participate in our defined contribution retirement plan (“401(k) Plan”) that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may elect to defer up to 100% of their eligible compensation into the 401(k) Plan on a pretax or after tax basis, up to annual limits prescribed by the U.S. Internal Revenue Code of 1986, as amended. We match 50% of each participant’s deferral contributions to the 401(k) Plan, up to 6% of the participant’s eligible compensation on a per payroll period basis but not to exceed $4,750 for the plan year. Our matching contributions are immediately 100% vested. After the end of each quarter in the 401(k) Plan year, we true up our matching contributions such that each participant in the 401(k) Plan receives the total amount of our matching contributions that the participant would otherwise have been able to receive based on the participant’s total elective contributions and eligible compensation for the applicable plan year if our matching contributions had been determined on annual basis instead of pay period by pay period basis.
Emerging Growth Company Status
We became a public company in June 2021 and we are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this Proxy Statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, including certain executive compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Exchange Act. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an emerging growth company until the earliest of (i) December 31, 2026, (ii) the last day of the first fiscal year in which our annual gross revenue is $1.07 billion or more, (iii) the date on which we have, during the previous rolling three-year period, issued more than $1.07 billion in non-convertible debt securities, or (iv) the date on which we are deemed to be a “large accelerated filer” as defined in the Exchange Act.

EQUITY COMPENSATION PLANS AT DECEMBER 31, 2021
The following table shows certain information with respect to all of our equity compensation plans in effect as of December 31, 2021.
Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (a)	Weighted- average exercise price of outstanding options and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	41,775,179(1)	$5.05	27,167,177(2)
Equity compensation plans not approved by stockholders	—	—	—
Total	41,775,179	$5.05	27,167,177
(1)
Consists of outstanding awards under the 2018 Plan and the 2021 Plan. Excludes purchase rights accruing under the ESPP. Each offering under our ESPP consists of one six-month purchase period (except for the initial purchase period, which commenced on June 16, 2021 in connection with our initial public offering and is ending May 18, 2022), and eligible employees may purchase shares of our common stock at a price equal to 85% of the fair market value of our common stock on the first or last day of the offering period, whichever is lower.

(2)
As of December 31, 2021, 24,697,177 shares of common stock remained available for future issuance under the 2021 Plan, and 2,470,000 shares of common stock remained available for future issuance under the ESPP. The number of shares remaining available for future issuance under the 2021 Plan automatically increases on January 1st each year, through and including January 1, 2031, in an amount equal to 5% of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year, or a lesser number of shares as determined by our Board of Directors prior to January 1st of a given year. On January 1, 2022, the number of shares available for issuance under the 2021 Plan automatically increased by 12,266,917 shares of our common stock. The number of shares remaining available for future issuance under the ESPP automatically increases on January 1st of each year through and including January 1, 2031, in an amount equal to the least of (i) 1% of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year, (ii) 4,940,000 shares of our common stock, or (iii) a number of shares as determined by our Board of Directors prior to January 1st of a given year. On January 1, 2022, the number of shares available for issuance under the ESPP automatically increased by 2,453,383 shares of our common stock.

Non-Employee Director Compensation
The following table shows for the fiscal year ended December 31, 2021 certain information with respect to the compensation of all of our non-employee directors (other than Dr. Klausner, whose compensation is reported in the Summary Compensation Table above):
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)(3)	Total ($)
Hans Bishop	29,760	—	—	29,760
Otis Brawley, M.D.	42,877	—	4,724,979(4)	4,767,856
Catherine Friedman	79,052	—	—	79,052
Elizabeth Nabel, M.D.	39,614	—	4,720,256(5)	4,759,870
Robert Nelsen	30,301	—	—	30,301
William Rieflin	64,063	—	—	64,063
Lynn Seely, M.D.	32,675	—	4,572,827(6)	4,605,502
(1)
As of December 31, 2021, Mr. Bishop held an aggregate of 3,000,000 shares of common stock, of which 500,000 were unvested shares that were subject to a right of repurchase in favor of us at $0.0001 per share that becomes exercisable in the event the non-employee director terminates service with us for any reason. Ms. Friedman is deemed to hold an aggregate of 100,000 shares of common stock through The Duane Irrevocable Trust 2020, of which 16,667 were unvested shares that were subject to a right of repurchase in favor of us at $0.0001 per share that becomes exercisable in the event the non-employee director terminates service with us for any reason. No other stock awards were held by non-employee directors (other than Dr. Klausner, whose outstanding equity awards are reported in the Outstanding Equity Awards at Fiscal Year End table above) as of December 31, 2021.

(2)	All of the option awards were granted under our Prior Policy (as defined below). The amounts shown represent the grant date fair values of option awards granted in 2021 as computed in accordance with FASB ASC Topic 718. See Note 12, Stock-based Compensation, to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of the assumptions used in the calculation.
(3)
As of December 31, 2021, Mr. Bishop held an option to purchase an aggregate of 1,163,038 shares of our common stock; Dr. Brawley held an option to purchase an aggregate of 400,000 shares of our common stock; Ms. Friedman held an option to purchase an aggregate of 650,000 shares of our common stock; Dr. Nabel held an option to purchase an aggregate of 400,000 shares of our common stock; Mr. Rieflin held an option to purchase an aggregate of 400,000 shares of our common stock and Dr. Seeley held an option to purchase an aggregate of 400,000 shares of our common stock. No other options were held by non-employee directors (other than Dr. Klausner, whose outstanding equity awards are reported in the Outstanding Equity Awards at Fiscal Year End table above) as of December 31, 2021.

(4)
The amount shown corresponds to the initial option to purchase 400,000 shares of our common stock granted to Dr. Brawley on April 9, 2021 pursuant to the Prior Policy and granted prior to our initial public offering.

(5)
The amount shown corresponds to the initial option to purchase 400,000 shares of our common stock granted to Dr. Nabel on April 22, 2021 pursuant to the Prior Policy and granted prior to our initial public offering.

(6)
The amount shown corresponds to the initial option to purchase 400,000 shares of our common stock granted to Dr. Seely on May 20, 2021 pursuant to the Prior Policy and granted prior to our initial public offering.

Dr. Klausner served as the Chair of our Board of Directors during the year ended December 31, 2021, but did not receive any additional compensation for his service as a director until after he ceased serving as our Executive Chairman in October 2021 (prior to which he received compensation for his service as our Executive Chairman). See the section titled “Executive Compensation” for more information regarding the compensation earned by Dr. Klausner.
Ms. Homans also served on our Board of Directors during the year ended December 31, 2021, but did not receive any additional compensation for her service as a director. See the section titled “Executive Compensation” for more information regarding the compensation earned by Ms. Homans.
We have reimbursed and will continue to reimburse all of our non-employee directors for their reasonable out-of-pocket expenses incurred in attending Board of Directors and committee meetings.
Our Board of Directors adopted our Non-Employee Director Compensation Policy for our non-employee directors, which was previously amended and restated in April 2021 (the “Prior Policy”) and most recently amended and restated in April 2022 (the “Amended Director Compensation Policy”). The Amended Director Compensation Policy provides that our non-employee directors receive the following compensation for service on our Board of Directors:
•	an annual cash retainer of $50,000 (which was the same in the case of the Prior Policy) for all non-employee directors other than the lead director/Chair of our Board of Directors;
•	an annual cash retainer of $80,000 (which was the same in the case of the Prior Policy) for lead director/the Chair of our Board of Directors;
•
an additional annual cash retainer of $15,000, $12,000, and $10,000 (which was the same in the case of the Prior Policy) for service as Chair of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee, respectively;

•
an additional annual cash retainer of $7,500, $6,000 and $5,000 (which was the same in the case of the Prior Policy) for service as a member of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee, respectively (other than for as the chair for any such committee);

•
an appointment option grant, upon the date of a new non-employee director’s initial election or appointment, to purchase 130,000 shares of our common stock (or 100,000 shares of common stock in the case of the Prior Policy), vesting in 36 equal monthly installments measured from the date the non-employee director is first elected or appointed to our board of directors, subject to the non-employee director’s continued service on each applicable vesting date; and

•
an annual option grant, upon the date of each of our annual meeting of stockholders, to purchase 65,000 shares of our common stock (or 50,000 shares of common stock in the case of the Prior Policy), all of which shares vest on the earlier of (a) the date of the next annual meeting (or the date immediately prior to such date if the non-employee director’s service as a director ends at such annual meeting due to the director’s failure to be re-elected or the director not standing for re-election) or (b) the first anniversary of the date of grant, in each case subject to the non-employee director’s continued service on each applicable vesting date.

Each appointment option grant was granted under our 2018 Plan prior to our initial public offering. Following our initial public offering, each appointment option grant and annual option grant will be granted under our 2021 Plan.

Options granted under the Prior Policy or Amended Director Compensation Policy are subject to the terms of our standard form of option agreement used at the time of grant, have a maximum term of 10 years from their grant date and have a per share exercise price equal to at least 100% of the fair market value of a share of our common stock on the option’s grant date. In the event of our Change in Control (as defined in our 2021 Plan), each non-employee director’s then-outstanding equity awards will become fully vested immediately prior to the closing of the Change in Control, provided that he or she remains in continuous service until immediately prior to the date of such Change in Control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Person Transactions Policy and Procedures
We have adopted a written policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the approval or ratification of our Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board). Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 (or, if less, 1% of the average of our total assets in a fiscal year) and such person would have a direct or indirect interest, must be presented to our Audit Committee for review, consideration and approval or ratification.
Under the policy, where a transaction has been identified as a related person transaction, management must present information regarding the proposed related person transaction to our Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts (including the proposed aggregate value), the interests, direct and indirect, of the related persons, the benefits to us of the transaction, the availability of other sources of comparable products or services, an assessment of whether the proposed related person transaction is on terms that are comparable to the terms available to or from, as the case maybe, an unrelated third party, and management’s recommendation.
To identify related person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In approving or rejecting any proposed related person transaction, our Audit Committee considers all relevant available facts and circumstances, including, but not limited to (a) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, (b) the risks, costs and benefits to us, (c) the extent of the related person’s interest in the transaction, including, without limitation, the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, and (d) the availability of other sources for comparable services or products. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval or ratification. The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Audit Committee approves only those related person transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests and the best interests of our stockholders, as the Committee determines in the good faith exercise of its discretion.
Certain Related Person Transactions
The following includes a summary of transactions since January 1, 2021 and any currently proposed transactions to which we have been or are to be a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under the section titled “Executive Compensation.” We also describe below certain other transactions with our directors, executive officers and stockholders.
Collaboration and License Agreement with GSK
In May 2019, we entered into a Collaboration and License Agreement with GSK, amended in June 2020 and December 2021 (the “GSK Agreement”), for potential T cell therapies that apply our platform technologies and cell therapy innovations to T-cell receptors or chimeric antigen receptors under distinct collaboration programs. GSK is a holder of more than 10% of our common stock. Under the GSK Agreement, we received a non-refundable upfront payment of $45.0 million. We are entitled to certain payments upon the achievement of specified development and commercial milestones (for each selected target that is already within GSK’s pipeline and meet certain criteria, we are eligible to receive up to an aggregate of approximately $400.0 million, and for each selected target that is not already within GSK’s pipeline and meet certain criteria, we are eligible to receive up to an aggregate of approximately $900.0 million). We are also entitled to potential technology validation milestone payments of up to an aggregate of approximately $200.0 million, as well as tiered royalties on a per-product basis ranging from low to high single digits for targets that are already within GSK’s pipeline and meet certain criteria or from high single digits to low teens for all other targets.
In connection with the GSK Agreement, in May 2019, we also entered into a Stock Purchase Agreement with GSK, pursuant to which we sold and issued 30,253,189 shares of Series AA convertible preferred stock at a price of $6.78 per share in July 2019. All shares of such Series AA convertible preferred stock converted into an equivalent number of shares of our common stock upon the closing of our initial public offering in June 2021. For the year ended December 31, 2021, we recognized $10.5 million in revenue related to the recognized portion of the upfront license fee pursuant to the GSK Agreement.
Lease Agreement with Sonoma Biotherapeutics
In September 2021, we entered into a sublease with Sonoma Biotherapeutics, Inc. (“Sonoma”), whereby we agreed to sublease approximately 18,000 square feet of space in South San Francisco, California currently leased by us. As a part of the sublease, in September 2021, we received a $4.6 million tenant improvement contribution payment. The sublease is classified as an operating lease and will expire in March 2031. The monthly fixed payment due to us is $0.1 million, subject to annual rent increases in accordance with the contract. Dr. Klausner serves on the board of directors of Sonoma, and he and certain holders of more than 5% of our outstanding common stock are also stockholders of Sonoma.
Voting Agreement
In April 2021, we entered into an Amended and Restated Voting Agreement, or the Voting Agreement, with certain holders of more than 5% of our outstanding capital stock, including ARCH Venture Fund IX, L.P., ARCH Venture Fund IX Overage, L.P., Foresite Capital Fund IV, L.P., Gemini Investments, L.P., Glaxo Group Limited, Milky Way Investments Group Limited and certain affiliates of our directors. Pursuant to the Voting Agreement, as amended, ARCH Venture Fund IX, L.P. and ARCH Venture Fund IX Overage, L.P., collectively, had the right to designate two members to be elected to our board of directors. The Voting Agreement terminated by its terms in connection with the closing of our initial public offering in June 2021.
Directed Share Program
At our request, the underwriters of our initial public offering reserved for sale up to 1,250,000 of the shares of common stock offered by us in our initial public offering for sale to certain of our directors and officers and certain other parties related to us. Pursuant to this program, certain family members and trusts affiliated with Catherine Friedman, a member of our Board of Directors, purchased an aggregate of 44,076 shares of our common stock, and certain immediate family members of William Rieflin, a member of our Board of Directors, purchased an aggregate of 7,057 shares of our common stock. These purchases were at the initial public offering price of $17.00, for an aggregate purchase price of approximately $749,300 and $120,000, respectively, on the same terms as the other purchasers in our initial public offering.
Limitations on Liability and Indemnification Agreements
Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provides that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws also provide our Board of Directors with discretion to indemnify our employees and other agents when determined appropriate by the Board of Directors. In addition, we have entered into an indemnification agreement with each of our directors and executive officers. These agreements provide, among other things, that we will indemnify our executive officer or director, under the circumstances and to the extent provided for in the indemnification agreement, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of us, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or us. Direct your written request to Lyell Immunopharma, Inc., 201 Haskins Way, South San Francisco, CA 94080, Attn: Investor Relations, or contact us at (650) 695-0677. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors

Heather Turner
Corporate Secretary
April 28, 2022
A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2021 is available without charge upon written request to: Lyell Immunopharma, Inc., 201 Haskins Way, South San Francisco, CA 94080, Attn: Investor Relations. Our Annual Report on Form 10-K is not incorporated into this Proxy Statement and is not considered proxy soliciting material.
The Annual Report on Form 10-K is also available at www.proxyvote.com.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on June 7, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/LYEL2022**
You may attend the meeting via the Internet and vote during the meeting. Have the control number that is printed in the box below marked by the arrow and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on June 7, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Class I Directors

Nominees

Nominees	For	Withhold
1a. Hans Bishop	☐	☐
1b. Catherine Friedman	☐	☐
1c. Robert Nelsen	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Lyell Immunopharma, Inc. for its fiscal year ending December 31, 2022.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com

LYELL IMMUNOPHARMA, INC.
Annual Meeting of Stockholders
June 8, 2022 8:30 a.m. Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Elizabeth Homans and Charles Newton, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of LYELL IMMUNOPHARMA, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 a.m. Pacific Time on June 8, 2022, through a live webcast at www.virtualshareholdermeeting.com/LYEL2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

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